UNITED STATES
SECURITIES AND EXCHANGE COMMISSION
Washington, DC 20549

SCHEDULE 14A
Proxy Statement Pursuant to Section 14(a) of the
Securities Exchange Act of 1934

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Shore Bancshares, Inc.

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28969 Information Lane
Easton, Maryland 21601

Dear Fellow Shareholder:

It is my pleasure to invite you to join us at the Annual Meeting of Shareholders (our “Annual Meeting”) of Shore Bancshares, Inc. (the “Company”) to be held at The Tidewater Inn, 101 East Dover Street, Easton, Maryland 21601 at 11:00 a.m., local time, on Wednesday, April 29, 2015.

In order to simply and effectively explain the matters to be addressed at our Annual Meeting, this year’s Proxy Statement includes a Proxy Statement Summary starting on page 1 that highlights the detailed information included in the Proxy Statement. We have also included a Compensation Discussion and Analysis that begins on page 20, which discusses how our executives’ pay is linked to our performance and clearly explains our executive compensation philosophy and practices. We, together with our Board of Directors (the “Board”), feel that it is important to provide you with the information you are looking for in a way that is easy to understand.

At this year’s meeting, we will vote on the election of one Class II director to serve for a two-year term ending at the 2017 annual meeting of shareholders, the election of three Class III directors to serve for a three-year term ending at the 2018 annual meeting of shareholders, the ratification of the appointment of Stegman & Company as the Company’s independent registered public accounting firm, and the adoption of a non-binding advisory resolution approving the compensation of the Company’s named executive officers. In addition we will transact any other business that may properly come before the Annual Meeting and at any adjournments of postponements thereof. The Board is not aware of any other business that will be presented for consideration at the Annual Meeting.

We are distributing our proxy materials to shareholders via the internet under the “Notice and Access” rules of the U.S. Securities and Exchange Commission. We believe this expedites shareholders’ receipt of proxy materials, lowers the annual meeting costs and conserves natural resources. We thus are mailing to many shareholders a Notice of Internet Availability of Proxy Materials (“Notice”), rather than a paper copy of the Proxy Statement and our Annual Report on Form 10-K for the fiscal year ended December 31, 2014. The Notice contains instructions on how to access the proxy materials online, vote online and obtain, if desired, a paper copy of our proxy materials.

Your vote is very important. I encourage you to sign and return your proxy card, or use telephone or Internet voting prior to the meeting, so that your shares of common stock will be represented and voted at the Annual Meeting even if you cannot attend.

March 13, 2015

Sincerely,

Lloyd L. “Scott” Beatty, Jr.
President and Chief Executive Officer

Important Notice Regarding the Availability of Proxy Materials for the 2015 Annual Meeting of Shareholders to be Held on April 29, 2015:

Our Proxy Statement, form of Proxy, the 2014 Annual Report, and our Annual Report on
Form 10-K for the year ended December 31, 2014, are available on the Internet at
www.proxyvote.com and on our corporate website at www.shorebancshares.com under the
“Governance Documents” link.
Information on this website, other than the Proxy Statement, is not a part of the enclosed
Proxy Statement

28969 Information Lane, Easton, Maryland 21601

NOTICE OF ANNUAL MEETING OF SHAREHOLDERS

Notice is hereby given that the Annual Meeting of Shareholders (our “Annual Meeting”) of Shore Bancshares, Inc. (the “Company”) will be held at The Tidewater Inn, 101 East Dover Street, Easton, Maryland 21601 at 11:00 a.m., local time, on Wednesday, April 29, 2015, for the following purposes:

1.	To elect one Class II director to serve for a two-year term ending at the 2017 annual meeting of shareholders and three Class III directors to serve for a three-year term ending at the 2018 annual meeting of shareholders.
2.	To ratify the appointment of Stegman & Company as the Company’s independent registered public accounting firm for the fiscal year ending December 31, 2015.
3.	To adopt a non-binding advisory resolution approving the compensation of the Company’s named executive officers.

The Board of Directors (the “Board”) is not aware of any other business that will be presented for consideration at the Annual Meeting. If any other matters should be properly presented at the Annual Meeting or any adjournments or postponements of the Annual Meeting for action by shareholders, the persons named in the form of proxy will vote the proxy in accordance with their best judgment on that matter.

The Board recommends that you vote “FOR” each of the director nominees and “FOR” each of the other proposals.

Only shareholders of record as of the close of business on March 6, 2015 are entitled to receive notice of, to attend and to vote at the Annual Meeting. If you are a beneficial owner as of that date, you will receive communications from your broker, bank or other nominee about the Annual Meeting and how to direct the vote of your shares, and you are welcome to attend the Annual Meeting, all as described in more detail in the Proxy Statement Summary section of the attached Proxy Statement.

Important Notice Regarding the Availability of Proxy Materials for the Annual Meeting to Be Held on April 29, 2015. The Proxy Statement, form of Proxy, the 2014 Annual Report, and our Annual Report on Form 10-K for the year ended December 31, 2014, are available on the Internet at www.proxyvote.com and on our corporate website at www.shorebancshares.com under the “Governance Documents” link.

By Order of the Board of Directors,

W. David Morse
Secretary and General Counsel
March 13, 2015

i

PROXY STATEMENT SUMMARY

This summary highlights information about Shore Bancshares Inc. (the “Company,” “we,” “our” or “us”) and certain information contained elsewhere in this proxy statement (“Proxy Statement”) for Shore Bancshares Inc. 2015 Annual Meeting of Shareholders (the “2015 Annual Meeting” or the “Meeting”). This summary does not contain all of the information that you should consider in voting your shares, and you should read the entire Proxy Statement carefully before voting.

2015 ANNUAL MEETING OF SHAREHOLDERS

Time and Date	Record Date
11:00 a. m., April 29, 2015	March 6, 2015
Place The Tidewater Inn 101 East Dover Street Easton, Maryland 21601	Number of Common Shares Eligible to Vote at the Meeting as of the Record Date 12,625,276

VOTING MATTERS AND BOARD RECOMMENDATIONS

Proposal	Board Vote Recommendation	Page Reference
Proposal 1 – Election Directors	FOR each nominee	6
Proposal 2 – Ratification of the Appointment of the Independent Registered Public Accounting Firm	FOR	36
Proposal 3 – Advisory Vote on our Executive Compensation	FOR	37

2014 BUSINESS PERFORMANCE HIGHLIGHTS

•	The Company reported net income of $5.05 million or $0.46 per diluted common share for fiscal year 2014, compared to a net loss of $9.6 million or $(1.14) per diluted common share for fiscal year 2013.
•	Total assets were $1.1 billion at December 31, 2014, a $46.3 million, or 4.4%, increase when compared to $1.054 billion at the end of 2013.
•	Successful Capital Raise: During the second quarter of 2014, the Company sold 4,140,000 shares of its common stock for a price of $8.25 per share (the “stock sale”). The Company received $31.3 million in net proceeds after deducting certain direct costs related to the stock sale, primarily underwriting discounts and commissions. The Company contributed $20.0 million of the net proceeds to The Talbot Bank to satisfy regulatory capital requirements, with the remaining proceeds used for general corporate purposes.
•	The Street Ratings upgraded the Company from “Hold” to “Buy” with a ratings score of “B” on December 1, 2014.
•	Edward C. Allen was elected President and Chief executive officer of CNB on October 1, 2014. This appointment followed the resignation of F. Winfield Trice, Jr. as CNB’s President and Chief Executive Officer, and his resignation from the CNB Board of Directors. Mr. Allen joined CNB as chief financial officer in 2011, and previously served as chief financial officer at Independence Bank.

CORPORATE GOVERNANCE HIGHLIGHTS

We are committed to maintaining good corporate governance as a critical component of our success in driving sustained shareholder value. Our Board of Directors (our “Board”) continually monitors emerging best practices in governance to best serve the interest of our shareholders, including:

•	Annual election of all directors
•	Active shareholder engagement
•	Transparent public policy engagement
•	Long-standing commitment to sustainability
•	Independent Board
•	Independent Lead Director
•	Independent Board Committees
•	Executive sessions of independent directors held at each regularly scheduled Board meeting
•	Stock ownership guidelines for directors and executives

DIRECTOR NOMINEE HIGHLIGHTS

Class II Director (two year term ending 2017):
W. Moorhead Vermilye — see profile on pg. 7

Class III Directors (three year term ending 2018):
David J. Bates — see profile on pg. 7
James A. Judge — see profile on pg. 7
Lloyd L. Beatty Jr. — see profile on pg. 8

FREQUENTLY ASKED QUESTIONS

1. What is the Notice of Internet Availability of Proxy Materials that I received in the mail and why am I receiving it?

In accordance with rules adopted by the Securities and Exchange Commission (the “SEC”), except for shareholders who have requested otherwise, we have generally mailed to our shareholders a Notice of Internet Availability of Proxy Materials (the “Notice of Internet Availability”). The Notice of Internet Availability provides instructions either for accessing our proxy materials, including this Proxy Statement and the 2014 Annual Report, which includes our annual report on Form 10-K for the year ended December 31, 2014 (the “2014 Annual Report”), at the website address referred to in the Notice of Internet Availability, or for requesting printed copies of the proxy materials by mail or electronically by e-mail. If you would like to receive a paper or e-mail copy of our proxy materials either for this 2015 Annual Meeting or for all future meetings, you should follow the instructions for requesting such materials included in the Notice of Internet Availability we mailed to you.

Our Board of Directors provided the Notice of Internet Availability and is making the proxy materials available to you in connection with our 2015 Annual Meeting, which will take place on April 29, 2015. As a shareholder, you are invited to attend the 2015 Annual Meeting and are entitled to, and requested to, vote on the proposals described in this Proxy Statement.

2. What information is contained in the Proxy Statement?

This Proxy Statement describes the proposals to be voted on at the 2015 Annual Meeting, the voting process, compensation of our directors and executive officers, and certain other required information.

3. How can I access the Company’s proxy materials electronically?

The Proxy Statement, form of proxy and 2014 Annual Report are available at www.proxyvote.com and on our corporate website at www.shorebancshares.com under the “Governance Documents” link.

4. What does it mean if I receive more than one Notice of Internet Availability or set of the proxy materials?

It means your shares are registered differently or are in more than one account. Please provide voting instructions for each account for which you have received a Notice of Internet Availability or set of proxy materials.

5. Who is soliciting my vote pursuant to this Proxy Statement?

Our Board of Directors is soliciting your vote at the 2015 Annual Meeting.

6. Who is entitled to vote?

Only shareholders of record at the close of business on March 6, 2015 (the “Record Date”) are entitled to notice of and to vote at the 2015 Annual Meeting.

7. How many shares are eligible to be voted?

As of the Record Date, we had 12,625,276 shares of common stock, par value $.01 per share (“Common Stock”) outstanding. Each outstanding share of our common stock will entitle its holder to one vote on each of the director nominees to be elected and one vote on each other matter to be voted on at the 2015 Annual Meeting.

8. What am I voting on?

You are voting on the following matters:

•	election of one Class II director to serve for a two-year term ending at the 2017 annual meeting of shareholders and three Class III directors to serve for a three-year term ending at the 2018 annual meeting of shareholders (Proposal 1);
•	ratification of the appointment of Stegman & Company as the Company’s independent registered public accounting firm for the fiscal year ending December 31, 2015 (Proposal 2); and

•	advisory approval of the Company’s executive compensation (Proposal 3).

9. How does our Board of Directors recommend that I vote?

Our Board recommends that shareholders vote their shares as follows:

•	“FOR” each director nominee;
•	“FOR” the ratification of the appointment of Stegman & Company as the Company’s independent registered public accounting firm for the fiscal year ending December 31, 2015; and
•	“FOR” the approval of the Company’s executive compensation.

10. How can I cast my vote? Must I attend the Annual Meeting to do so?

If you are a shareholder of record, you may vote at the 2015 Annual Meeting on April 29, 2015, or you may direct how your shares are voted without attending the 2015 Annual Meeting in one of the other following ways:

•	Internet. You can submit a proxy over the Internet to vote your shares at the 2015 Annual Meeting by following the instructions provided either in the Notice of Internet Availability or on the proxy card or voting instruction form you received if you requested and received a printed set of the proxy materials.
•	Telephone. If you requested and received a printed set of the proxy materials, you can submit a proxy over the telephone to vote your shares at the 2015 Annual Meeting by following the instructions provided on the proxy card or voting instruction form enclosed with the proxy materials you received. If you received a Notice of Internet Availability only, you can submit a proxy over the telephone to vote your shares by following the instructions at the Internet website address referred to in the Notice of Internet Availability.
•	Mail. If you requested and received a printed set of the proxy materials, you can submit a proxy by mail to vote your shares at the Annual Meeting by completing, signing and returning the proxy card or voting instruction form enclosed with the proxy materials you received.

Whichever method of voting you use, the proxies identified on the proxy card will vote the shares of which you are the stockholder of record in accordance with your instructions. If you submit a proxy card properly voted and returned through available channels without giving specific voting instructions, the proxies will vote the shares as recommended by our Board of Directors.

11. How may a stockholder nominate someone at the Annual Meeting to be a director or bring any other business before the Annual Meeting?

The Company’s Amended and Restated By-Laws, as amended (the “Bylaws”) require advance notice to the Company if a shareholder intends to nominate someone for election as a director or to bring other business before the Meeting. Such a notice may be made only by a stockholder of record within the time period established in the Bylaws. See “Shareholder Proposals for the 2016 Annual Meeting” beginning on page 39.

12. How do I request electronic or printed copies of this and future proxy materials?

You may request and consent to delivery of electronic or printed copies of future proxy statements, annual reports and other shareholder communications by

•	visiting www.proxyvote.com, or
•	calling 1-800-579-1639, or
•	sending an email to sendmaterial@proxyvote.com.

When requesting copies of proxy materials and other shareholder communications, you should have available the control number located on the proxy card or, if shares are held in the name of a broker, bank or other nominee, the voting instruction form.

13. What happens if my shares are held in street name?

If you have selected a broker, bank, or other intermediary to hold your shares of Common Stock, rather than having the shares directly registered in your name with our transfer agent, you will receive separate instructions directly from your broker, bank, or other intermediary in order to vote your shares. If you, as the beneficial owner of the shares of Common Stock, do not submit voting instructions to the organization that holds your shares, that organization may still be permitted to vote your shares. In general, under The Nasdaq Stock Market Rules (the “Nasdaq Rules”), the organization that holds your shares of Common Stock may generally vote on routine matters. Proposal 2, the approval and appointment of the Company’s independent auditor, Stegman & Company, is a routine matter. However, absent specific instructions from beneficial owners, brokers may not vote for non-routine matters. Proposal 1, the election of directors, and Proposal 3, the advisory vote on executive compensation are non-routine matters. Therefore, there may be broker non-votes with respect to Proposals 1 and 3. Accordingly, we urge you to vote by following the instructions provided by your broker, bank, or other intermediary.

Please note that if your shares are held in street name and you wish to attend and vote your shares at the Annual Meeting, you must first obtain a legal proxy from your broker, bank, or other intermediary that is the holder of record of your shares and bring it with you to the Annual Meeting. Otherwise you will not be permitted to vote in person at the Annual Meeting.

14. What steps can I take if I want to revoke my proxy?

Any stockholder giving a proxy may revoke it at any time by submission of a later dated proxy, subsequent Internet or telephonic proxy, or by written notice delivered to Lloyd L. Beatty, Jr., President and Chief Executive Officer of the Company, at the Company’s address listed above or at the meeting. Shareholders entitled to vote at the Annual Meeting who attend may revoke any proxy previously granted and vote in person at the Annual Meeting by written ballot. Unless so revoked, the shares represented by such proxies will be voted at the Annual Meeting and all adjournments or postponements of the Annual Meeting.

All properly executed proxies received pursuant to this solicitation will be voted as directed by the stockholder on the proxy. If no direction is given, the proxy will be voted FOR ALL NOMINEES named in Proposal 1, FOR the ratification of the appointment of Stegman & Company as the Company’s independent registered public accounting firm, as described in Proposal 2, FOR the adoption of the resolution approving the compensation of the named executive officers, as described in Proposal 3.

15. How are the votes tabulated?

Broadridge will tabulate all votes which are received prior to the date of the Annual Meeting. We have appointed Camille Pecorak as Inspector of Election of the Annual Meeting and to receive Broadridge’s tabulation, to tabulate all other votes, and to certify the voting results. We intend to publish the final voting results in a Current Report on Form 8-K to be filed with the SEC within four business days of the Annual Meeting.

16. Who pays the cost of this solicitation?

We will pay the cost of this solicitation. In addition, arrangements may be made with brokerage houses and other custodians, nominees, and fiduciaries to send proxies and proxy material to their principals. Solicitation of proxies may be made by mail, telephone, personal interviews or by other means by our officers and employees who will not be additionally compensated therefor.

PROPOSAL 1: ELECTION OF DIRECTORS

Classification of the Company’s Directors

In accordance with the terms of the Company’s Amended and Restated Articles of Incorporation, as supplemented (the “Charter”), our Board of Directors is divided into three classes, Class I, Class II and Class III, with each class serving staggered three-year terms as follows:

•	The Class I directors are Frank E. Mason, III, Christopher F. Spurry and John H. Wilson, and their terms will expire at the annual meeting of shareholders to be held in 2016;
•	The Class II directors are Blenda W. Armistead and David W. Moore, and their terms will expire at the annual meeting of shareholders to be held in 2017; and
•	The Class III directors are David J. Bates, Lloyd L. Beatty, Jr., James A. Judge and W. Moorhead Vermilye, and their terms will expire at the 2015 Annual Meeting.

Election Procedures; Term of Office

At each annual meeting of shareholders, or special meeting in lieu thereof, upon the expiration of the term of a class of directors, the successors to such directors will be elected to serve from the time of election and qualification until the third annual meeting following his or her election and the election and qualification of his or her successor. Any change in the Board resulting from an increase or decrease in the number of directors will be distributed by the Board of Directors among the three classes so that, as nearly as possible, each class will consist of one-third of the directors.

At the 2014 annual meeting of shareholders, Blenda W. Armistead and David W. Moore were elected as the Class II directors. In the proxy statement for the 2014 annual meeting of shareholders, we disclosed that in order that the three classes of directors are as equal in number as possible, Mr. Beatty would be moved from Class III to Class II and at the 2015 Annual Meeting, when Class III stands for election, Mr. Beatty would stand for election as a Class II nominee for a two-year term. Our Board subsequently determined that W. Moorhead Vermilye, rather than Mr. Beatty, would be moved from Class III to Class II and stand for election as a Class II nominee for a two-year term.

Nominees for Election

Our Board of Directors has approved the nomination of W. Moorhead Vermilye for election as a Class II director and David J. Bates, James A. Judge, and W. Lloyd L. Beatty, Jr. for election as Class III directors.

Information about the principal occupations, business experience and qualifications of these nominees is provided below under the heading “Qualifications of 2015 Director Nominees and Continuing Directors.”

QUALIFICATIONS OF 2015 DIRECTOR NOMINEES AND CONTINUING DIRECTORS

Class II Director Nominee:

W. Moorhead Vermilye
Age: 74 Director Since: 2000 Committees: Risk Management	Mr. Vermilye has been a director of Talbot Bank since 1977, and he served as a director of Felton Bank between April 2004 and December 31, 2010. On June 1, 2013, Mr. Vermilye resigned as our CEO and became the Senior Business Development Officer of Talbot Bank. Mr. Vermilye served as our CEO from December 2000 until May 2013 and as our President from December 2000 until January 2011. From 1988 until July 2006, Mr. Vermilye served as the President and Chief Executive Officer of Talbot Bank. From 1970 to 1988, Mr. Vermilye was a Principal in Bartlett, Griffin & Vermilye Insurance Agency located in Easton, Maryland. Mr. Vermilye has served on the boards of numerous community-based organizations within Talbot County and the Mid-Shore during his career. In nominating Mr. Vermilye, the Nominating Committee considered as important factors Mr. Vermilye’s experience in banking and insurance, his familiarity with and involvement in one of our key market areas, and his understanding of and experience with the business and financial needs of our typical customer.
Class III Director Nominees:
David J. Bates
Age: 68 Director Since: 2012 Committees: Executive; Governance & Planning; Risk Management (Chair)	Since September 2014, Mr. Bates serves as Chairman & CEO of Xtone, Inc., a small privately held technology company located in Northern Virginia. He has a Master’s Degree in economics and an MBA in finance and was employed by the World Bank Group headquartered in Washington, DC for 20 years. During that time he served 10 years as a specialist in project loan finance at International Finance Corporation, World Bank Group’s private sector affiliate. In nominating Mr. Bates, the Nominating and Governance Committee considered Mr. Bates’ experience in banking and finance as well as his experience in corporate governance matters gained through service on a number of private corporate and nonprofit boards.
James A. Judge
Age: 56 Director Since: 2009 Committees: Audit (Chair); Risk Management	Mr. Judge has been a director of CNB, a wholly-owned bank subsidiary of the Company, since 2005. Mr. Judge has been a certified public accountant for over 30 years and partner since 1985 with Anthony, Judge & Ware, LLC, an accounting and tax services company located in Chestertown, Maryland. In nominating Mr. Judge, the Nominating Committee considered as important factors Mr. Judge’s qualifications as a certified public accountant, his expertise in the preparation and examination of financial statements, his familiarity with the banking business, and his experience in owning and operating his own business.

Lloyd L. Beatty, Jr.
Age: 62 Director Since: 2000 Committees: Executive	Mr. Beatty has been a director of the Talbot Bank since 1992. On June 1 2013, Mr. Beatty was promoted to our Chief Executive Officer (“CEO”) as well as continuing to serve as President. Since January 2011, Mr. Beatty has served as our President and Chief Operating Officer (“COO”) and previously served as our Executive Vice President and COO since August 2007. Prior to that and since October 2004, Mr. Beatty has been employed by us in various executive level operating officer capacities. Prior to joining the Company, Mr. Beatty was the Chief Operating Officer of Darby Overseas Investments, LP, a global private equity firm, and President of Darby Advisors, Inc., a privately held family investment business, from 1998 to 2005. Mr. Beatty was also a practicing certified public accountant for 25 years and a principal in the accounting firm Beatty, Satchell & Company from 1977 to 1998. In nominating Mr. Beatty, the Committee considered as important factors Mr. Beatty’s extensive financial knowledge and operational experience, as well as his familiarity with an important market area in which we compete, his experience with Talbot Bank, whose operations comprise a significant portion of our operations, and his experience in advising companies on financial and tax matters, merger and acquisition transactions, and insurance operations.
CONTINUING DIRECTORS:
Blenda W. Armistead
Age: 63 Director since: 2002 Committees: Governance & Planning (Chair); Audit; Executive	Ms. Armistead is a self-employed investor. Ms. Armistead has been a director of the Talbot Bank since 1992. Ms. Armistead served as the County Manager and Finance Officer of Talbot County, Maryland from 1982 to 1999 and has served on the boards of numerous community-based organizations within Talbot County and the Mid-Shore. Ms. Armistead received her MBA from the University of North Carolina in 1974. Ms. Armistead’s qualifications to serve on our Board include, her banking experience, her managerial, governance and financial expertise relating to her career in local government, and her familiarity with and involvement in one of our key market areas.
Frank E. Mason, III
Age: 52 Director Since: 2011 Committees: Executive (Chair); Audit; Governance & Planning	Mr. Mason is the President and Chief Executive Officer of JASCO Incorporated, a manufacturer and distributor of analytical instrumentation for the scientific research community, a position he has held since 2004. JASCO Incorporated, which is a subsidiary of JASCO Corporation located in Tokyo, Japan, operates throughout North and South America. Prior to becoming President and Chief Executive Officer, Mr. Mason served as JASCO Incorporated’s Chief Operations Officer from 1996 to 2004 and as its Sales Director for North America from 1987 to 1995. Mr. Mason has a Bachelor of Arts degree from the University of Maryland, College Park, and a MBA from Johns Hopkins University. Mr. Mason’s qualifications to serve on our Board include, his experience in leading a large corporation, his financial and operational knowledge.

David W. Moore
Age: 50 Director Since: 2014 Committees: Compensation; Risk Management	Mr. Moore was a director of Felton Bank since 2001 and subsequently became a director of CNB after the merger of Felton Bank and CNB in 2010. Currently, Mr. Moore is the Chairman of the CNB Asset Liability Committee and is a member of CNB’s Executive Committee. Mr. Moore has served as President and CEO of Milford Housing Development Corporation (MHDC) since 2004 and from 2000 to 2003 served as Deputy Director of MHDC. Mr. Moore received a Bachelor of Science degree in Business Management from California Coast University in 1998 and has been a licensed Home Inspector since 1994. He received his Associate’s Degree in Construction Management from Delaware Technical and Community College in 1984. Mr. Moore’s qualifications to serve on our Board include, his experience in banking in both Delaware and Maryland as well as his expertise in the housing industry in our key market areas.
Christopher F. Spurry
Age: 67 Director Since: 2004 Committees: Compensation; Executive	Mr. Spurry has been Chairman of the Board since 2006. He has served as a director of the Talbot Bank since 1995, and he served as a director of Felton Bank, our wholly-owned bank subsidiary that merged into CNB on January 1, 2011, between September 2009 and December 31, 2010. Mr. Spurry is the owner and President of Spurry & Associates, Inc., a manufacturer’s representative firm that has represented manufacturing companies in the commercial/institutional foodservice and refrigeration equipment industry in the Mid-Atlantic region for over 30 years. His firm provides sales, marketing, applications engineering, and project management services. In 1985, Mr. Spurry founded Charter Distributing, Inc., which he sold in 1996 after 11 profitable years. Over the past 15 years, Mr. Spurry successfully completed seven real estate investment, redevelopment, or subdivision projects as managing member, investor and owner of Spurry-Morgan, LLC and Spurry-Commercial, LLC. Mr. Spurry’s qualifications to serve on our Board include, his executive and business experience, his real estate experience, and his 16-year experience on a bank board, which the Nominating Committee believes combine to yield valuable insight in the areas of management, communication, best practices, appreciation of risk, and strategic planning.

John H. Wilson
Age: 69 Director Since: 2009 Committees: Governance & Planning; Compensation (Chair)	Mr. Wilson serves as a director of The Avon-Dixon Agency, LLC, our wholly-owned insurance producer subsidiary (“Avon-Dixon”). Since 2006, Mr. Wilson has served as the President and Chief Executive Officer of Coastal South of Maryland, Inc., a land development and real estate consulting company. Mr. Wilson is also the owner/operator of the Chesapeake Bay Beach Club, a private events facility, and managing member of the Tidewater Inn, LLC, a hotel, and is a director of the Eastern Shore Land Conservancy. Mr. Wilson’s qualifications to serve on our Board include, his experience in the insurance industry, his experience in real estate development and operating businesses similar to our typical customers, and his familiarity with and involvement in one of our key market areas.

EXECUTIVE OFFICERS WHO ARE NOT SERVING AS DIRECTORS

Below is information regarding each of our executive officers who are not directors of the Company, including their title, age and brief biography describing each executive officers business experience.

Name	Age	Position
George S. Rapp	62	Vice President and Chief Financial Officer
Patrick M. Bilbrough	49	President and Chief Executive Officer of Talbot Bank
Edward C. Allen	67	President and Chief Executive Officer of CNB
Richard C. Trippe	52	President and Chief Executive Officer of Avon Dixon
W. David Morse	52	Secretary and General Counsel

George S. Rapp is our Vice President and Chief Financial Officer (“CFO”), positions he has held since February 20, 2013. Prior to joining the Company, from 2010 to 2012, Mr. Rapp served as the Chief Financial Officer and one of the four executive founders of World Currency USA in Marlton, NJ, a provider of foreign currency exchange services to financial institutions, where he was responsible for the financial operations, including raising capital to fund the start-up operation. Between 2005 and 2010, he served as the Chief Financial Officer of Harleysville National Corporation, a regional banking corporation in Harleysville, PA, where he managed all financial functions including controller, treasury and shareholder relations. Between 1980 and 2005, Mr. Rapp held a variety of roles with various financial institutions, including as Chief Financial Officer, Senior Vice President & Chief Accounting Officer, Chief Operations Officer and Controller.

Patrick M. Bilbrough, 49, has served as the President and Chief Executive Officer of Talbot Bank since December 2012. He joined Talbot Bank in May 2011 as an Executive Vice President. From 2007 until his employment with Talbot Bank, Mr. Bilbrough served as the Market Executive of PNC Bank, N.A. From 1995 to 2004, Mr. Bilbrough was with the Peoples Bank of Maryland, of Denton, where he had most recently been President and CEO after beginning as its Chief Financial Officer and Comptroller. He was a small business owner from 1985 to 1995.

Edward C. Allen, 67, was appointed CNB’s President and Chief Executive Officer on October 1, 2014. Mr. Allen was previously CNB’s Chief Financial Officer from October 25, 2011 when he started with the company. Mr. Allen is a career Banker with 40 years experience in Community Banks. He has been CFO or COO of Banks ranging in Asset size from $400mm to $2.5 Billion. He has a Bachelor of Science degree in Accounting and an MBA in finance. Most of his career has been on the finance side of the business although he was COO of a $500mm Bank for 12 years, focusing on IT, Branch Administration, HR, Compliance, and Facilities Management. He has extensive experience in Budgeting, Investment Portfolio Management and Board Presentations. He has been active in the past in civic affairs and is a member of the Board of Directors of Compass Regional Hospice (formerly Queen Anne’s County Hospice).

Richard C. Trippe, Jr., 52, President and CEO of Avon Dixon since 2011. After graduating from St. Mary’s College of Maryland with a Bachelor of Arts in Economics in 1985, he joined The Hartford Insurance Group, where he stayed for seventeen years. After leaving Hartford, worked for an independent agency in Baltimore County and subsequently ran a branch office for a national insurance wholesaler.

W. David Morse has served as our Secretary and General Counsel since 2008. He also serves as Vice President for Talbot Bank and was admitted to the Maryland State Bar in 1986.

CORPORATE GOVERNANCE

Director Independence

Pursuant to Rule 5605(b)(1) of the Nasdaq Rules, a majority of the members of the Board must be “independent directors” as that term is defined by Nasdaq Rule 5605(a)(2). In accordance with Nasdaq Rules, the Board considered transactions and relationships between each director or any member of his or her immediate family and the Company and its subsidiaries and affiliates. Our Board has determined that currently serving directors, Blenda W. Armistead, David J. Bates, James A Judge, Frank E. Mason, III, Christopher F. Spurry, David W. Moore, and John H. Wilson are “independent directors” under the Nasdaq Rules and these independent directors constitute a majority of our Board.

Board Leadership Structure and Executive Sessions

Our Board currently separates the role of Chairman of the Board from the role of Chief Executive Officer. The Board’s philosophy is and has been to fill the position of Chairman with an independent director. The foregoing structure is not mandated by any provision of law or our Charter or By-Laws, but the Board believes that this governance structure provides the best balance between the Board’s independent authority to oversee our business and the Chief Executive Officer’s management of our business on a day-to-day basis.

The duties of the Chairman include: (i) acting as a liaison and channel for communication between the independent directors and the Chief Executive Officer; (ii) providing leadership to ensure the Board works cohesively and independently and during times of crisis; (iii) advising the Chief Executive Officer as to the quality, quantity and timeliness of information from executive management to the independent directors; (iv) being available to consult with the Chief Executive Officer and other directors on corporate governance practices and policies; (v) coordinating the assessment of Board committee structure, organization and charters and evaluating the need for change, as well as committee membership; (vi) together with the Chair of the Nominating and Governance Committee, interviewing all Board candidates and making recommendations concerning such candidates; (vii) coordinating, developing the agenda and leading executive sessions of the independent directors and communicating the results thereof to the Chief Executive Officer; (viii) ensuring appropriate segregation of duties between Board members and management; (ix) suggesting agenda items for Board meetings; and (x) together with the Chair of the Compensation Committee, communicating the Board’s evaluation of the performance of the Chief Executive Officer.

To further strengthen the oversight of the full Board, the Board’s independent directors hold executive sessions at which only non-management directors are present. The executive sessions are scheduled in connection with regularly scheduled Board meetings. Additional executive sessions may be called by any of the independent directors as often as necessary. During fiscal 2014, the independent directors met five times in executive session without the presence of management.

For these reasons, the Board believes that our corporate governance structure is in the best interests of the Company and our shareholders at this time. The Board retains authority to modify this structure as it deems appropriate.

Board and Committee Oversight of Risk

The Board is actively involved in overseeing our risk management through the work of its various committees and through the work of the boards of directors and committees of our subsidiaries, a number of which have Company directors as members. Each committee of the Board is responsible for evaluating certain risks and overseeing the management of such risks. The Compensation Committee is responsible for overseeing the management of risks relating to the Company’s executive compensation plans and arrangements. The Audit Committee oversees the process by which senior management and the relevant departments assess and manage our exposure to, and management of, financial and operational risks. The Nominating and Governance Committee manages risks by setting criteria for nomination of director candidates, nominating qualified candidates, and establishing and periodically reviewing our governance policies. In addition, the Board implemented a comprehensive Enterprise Risk Management program during 2014. The entire Board is regularly informed about these risks and oversees the management of these risks and regularly reviews information regarding our operations and finances as well as its strategic direction. Pursuant to the Board’s instruction, management regularly reports on applicable risks to the relevant committee or the full Board, as appropriate, with additional review or reporting on risks conducted as needed or as requested by the Board and its committees.

Business Conduct and Code of Ethics

We have adopted a Code of Ethics, as amended, that applies to all of our directors, officers, and employees, including our principal executive officer, principal financial officer, principal accounting officer, or controller, or persons performing similar functions. The Code of Ethics provides fundamental ethical principles to which these individuals are expected to adhere. The Code of Ethics operates as a tool to help directors, officers, and employees understand and adhere to the high ethical standards required for employment by, or association with, the Company.

The Code of Ethics is available on our website at www.shorebancshares.com under the “Governance Documents” link. Shareholders can also obtain a written copy of the Code of Ethics, free of charge, upon request to: W. David Morse, Secretary, Shore Bancshares, Inc., 18 E. Dover Street, Easton, Maryland 21601 or (410) 763-7800. Any future changes or amendments to the Code of Ethics and any waiver that applies to one of our senior financial officers or a member of the Board will be posted to our website.

Shareholder Communications and Annual Meeting Attendance

Shareholders may communicate with our Board of Directors by contacting W. David Morse, Secretary, Shore Bancshares, Inc., 18 East Dover Street, Easton, Maryland 21601 or (410) 763-7800. All communications will be forwarded directly to the Chairman of the Board for consideration.

The Board members are not required to attend our annual meetings of shareholders. However, all directors are encouraged to attend every annual meeting of shareholders as we believe that the annual meeting is an opportunity for shareholders to communicate directly with directors. If you would like an opportunity to discuss issues directly with the members of the Board, please consider attending this year’s Annual Meeting. At the 2014 annual meeting of shareholders, all directors (who were serving as such) were in attendance.

The term includes most financial transactions and arrangements, such as loans, guarantees and sales of property, and remuneration for services rendered (as an employee, consultant or otherwise) to the Company.

The Company and its subsidiaries have adopted policies and procedures to ensure compliance with the foregoing requirements.

COMMITTEES OF THE BOARD OF DIRECTORS

	Executive	Audit	Compensation	Nominating & Governance	Risk Management
Blenda W. Armstead	X	X		Chair
David J. Bates	X			X	Chair
Lloyd L. Beatty, Jr.	X
James A. Judge		Chair			X
Frank E. Mason, III	Chair	X		X
David W. Moore			X		X
Christopher F. Spurry	X		X
Moorhead W. Vermilye					X
John H Wilson			Chair	X
Number of Meetings in 2014	0	5	6	2	4

Executive Committee

Our Executive Committee consists of Frank E. Mason, Chair, Blenda W. Armstead, David J. Bates, Lloyd L. Beatty, Jr., and Christopher F. Spurry. The Executive Committee has the authority to exercise the powers of our Board in the management of the business and affairs of the Company, subject to any restrictions imposed by law and to subsequent revision or alteration of any such action by the Board. The Executive Committee did not meet in 2014.

Audit Committee

The current members of the Audit Committee are James A. Judge, Chair, Blenda W. Armistead and Frank E. Mason, III. Our Board has determined that each current member of the Audit Committee is “independent” and financially literate as required in the Audit Committee charter and as required by the rules and regulations promulgated by the SEC and The Nasdaq Stock Market. Our Audit Committee has adopted a charter, which is posted on our website at www.shorebancshares.com under the “Governance Documents” link. The Audit Committee met five times during fiscal 2014.

The principal functions of the Audit Committee are to review the financial information to be provided to our shareholders and others, our financial reporting process, our system of internal controls, our independent auditors’ independence, our audit process and the process for monitoring compliance with laws and regulations. Under our Audit Committee charter, the Audit Committee is solely responsible for hiring and firing the independent auditors and approving their fees and engagement terms; resolving any disagreement between the independent auditors and our management; and pre-approving all audit and non-audit services performed by the independent auditors, subject to a de minimis exception.

Our Board has determined that James A. Judge, Chairman of the Audit Committee, qualifies as an audit committee financial expert within the meaning of applicable SEC rules because he has the following attributes: (i) an understanding of generally accepted accounting principles and financial statements; (ii) the ability to assess the general application of such principles in connection with accounting for estimates, accruals and reserves; (iii) experience preparing, auditing, analyzing or evaluating financial statements that present a breadth and level of complexity of accounting issues that are generally comparable to the breadth and complexity of issues that can reasonably be expected to be raised by our financial statements, and experience actively supervising one or more persons engaged in such activities; (iv) an understanding of internal control and procedures for financial reporting; and (v) an understanding of audit committee functions. Mr. Judge has acquired these attributes by means of having held various positions that provided relevant experience, as described in his biography above.

Compensation Committee

The members of the Compensation Committee, all of whom are independent directors as that term is defined in the Nasdaq Rules, are John H. Wilson, Chair, David W. Moore and Christopher F. Spurry. The Compensation Committee has adopted a charter, which is posted on our website at www.shorebancshares.com under the “Governance Documents” link. The Compensation Committee met six times during fiscal 2014.

The Compensation Committee is generally responsible for overseeing and, as appropriate, determining our director and executive officer compensation, recommending executive promotions to the full Board, providing assistance and recommendations with respect to our compensation policies and practices, and assisting with the administration of our compensation plans. The Compensation Committee determines executive compensation pursuant to the principles discussed in the section below entitled “Overview of Compensation Philosophy and Objectives” and determines director compensation by periodically reviewing the compensation practice of peer group institutions.

Pursuant to its charter, the Compensation Committee may retain or obtain the advice of a compensation consultant, legal counsel or other advisers as it deems necessary and appropriate to carry out its duties and, in connection with such retention of consultants, the Compensation Committee will consider the independence factors as required by the applicable rules of The Nasdaq Stock Market and the SEC. The Compensation Committee is directly responsible for the appointment, compensation and oversight of the work of any compensation consultant, legal counsel and other advisers retained by them. During fiscal 2014, the

Compensation Committee engaged Lockton to perform executive and director compensation market reviews. In September of 2014, the Compensation Committee engaged ChaseCompGroup, LLC as its new independent compensation consultant.

Nominating and Governance Committee

The members of the Nominating Committee, all of whom are independent directors as that term is defined in the Nasdaq Rules, are Blenda W. Armistead, Chair, David J. Bates, Frank E. Mason, III and John H. Wilson. The Nominating and Governance Committee has adopted a charter, which is posted on our website at www.shorebancshares.com under the “Governance Documents” link. The Nominating and Governance Committee met two times during fiscal 2014.

The Nominating and Governance Committee is responsible for overseeing and, as appropriate, determining or making recommendations to the Board regarding membership and constitution of the Board and its role in overseeing our affairs. The Nominating and Governance Committee manages the process for evaluating the performance of the Board and for nominating candidates (including current Board members) for election by our shareholders after considering the appropriate skills and characteristics required for the Board, the current makeup of the Board, the results of the evaluations and the wishes of the Board members to be re-nominated.

The Nominating and Governance Committee is responsible for assembling and maintaining a list of qualified candidates to fill vacancies on the Board, and it periodically reviews this list and researches the talent, skills, expertise, and general background of these candidates. The Nominating Committee will from time to time review and consider candidates recommended by shareholders. Shareholder recommendations should be submitted in writing to: Shore Bancshares, Inc., 18 East Dover Street, Easton, Maryland 21601, Attn: W. David Morse, Secretary; and must specify (i) the recommending shareholder’s contact information, (ii) the class and number of shares of capital stock beneficially owned by the recommending shareholder, (iii) the name, address and credentials of the candidate for nomination, and (iv) the candidate’s consent to be considered as a candidate.

Whether recommended by a shareholder or chosen independently by the Nominating and Governance Committee, a candidate will be selected for nomination based on his or her talents and the needs of the Board. The Nominating and Governance Committee does not have a formal policy pursuant to which it considers specific diversity criteria when selecting nominees, such as education, professional experience, skills, race or gender. Rather, the Nominating and Governance Committee’s goal in selecting nominees is to identify persons who have business and other ties to the communities and industries we serve, and who have skills, education and other attributes that will meet the needs of the Board at that time and, generally, that are complimentary to the skills and attributes possessed by existing directors. When searching for and appointing directors to fill a particular committee position, the Nominating and Governance Committee searches for persons who will meet the independence standards required for those committees and who possess skills and attributes that will allow the committee to be effective. The Nominating and Governance Committee also strives to select individuals who it believes will work well with the other directors at the highest level of integrity and effectiveness.

A candidate, whether recommended by a shareholder or otherwise, will not be considered for nomination unless he or she is of good character and is willing to devote adequate time to Board duties. In assessing the qualifications of potential candidates, the Nominating and Governance Committee will also consider the candidate’s experience, judgment, and civic and community relationships, and the diversity of backgrounds and experience among existing directors. Certain Board positions, such as Audit Committee membership, may require other special skills, expertise, or independence from the Company.

It should be noted that a shareholder recommendation is not a nomination, and there is no guarantee that a candidate recommended by a shareholder will be approved by the Nominating Committee or nominated by the Board. A shareholder who desires to nominate a candidate for election may do so only in accordance with Article II, Section 4 of our Amended and Restated By-Laws, as amended (the “By-laws”) which provides that directors may be nominated by shareholders by written request to the Secretary of the Company received not less than 120 days nor more than 180 days prior to the date fixed for the meeting. Additional time constraints are applicable in the cases of a change in shareholder meeting date or a special meeting called for the purpose of electing directors. As provided in the By-Laws, the notice of nomination must specify: (a) the name and address of each proposed nominee; (b) the principal occupation of each proposed nominee; (c) the number of shares of our capital stock owned by each proposed nominee; (d) the name and residence address of the notifying shareholder; (e) the number of shares of our capital stock owned by the notifying shareholder; (f) the consent in writing of the proposed nominee as to the proposed nominee’s name being placed in nomination for director; (g) a description of all arrangements or understandings between such notifying shareholder and each proposed nominee and any other person or persons (including their names) pursuant to which the nomination(s) are to be made by such notifying shareholder; (h) a representation that such notifying shareholder intends to appear in person or by proxy at the meeting to nominate the persons named in its notice; and (i) all information relating to such proposed nominee that would be required to be disclosed by Regulation 14A under the Securities Exchange Act of 1934, as amended (the “Exchange Act”), assuming such provisions would be applicable to the solicitation of proxies for such proposed nominee.

Risk Management

The members of the Enterprise Risk Management Oversight Committee are David J. Bates, Chair, David W. Moore, James A. Judge and W. Moorhead Vermilye. To direct the Enterprise Risk Management (“ERM”) function, the Enterprise Risk Management Oversight Committee (“ERM”) will establish and monitor the volume and mix of our assets and funding sources. The overall objective will be to manage our liquidity, capital adequacy, growth, risk, and profitability goals. ERM will be the primary forum for discussion and analysis of our investment plans, lending plans, liability structure, and overall interest rate risk.

Board and Committee Meetings and Attendance

Our Board held thirteen meetings during fiscal 2014. During fiscal 2014, the Board had five separately designated standing committees: the Executive Committee, the Audit Committee, the Nominating Committee, Compensation Committee, and the Risk Management Committee.

In fiscal 2014, each incumbent director, attended at least 75% of the aggregate of (1) the total number of meetings of the Board (held during the period for which that person served as a director) and (2) the total number of meetings held by all committees of the Board on which that person served (held during the period served).

BENEFICIAL OWNERSHIP OF COMMON STOCK

The following table sets forth information as of the Record Date relating to the beneficial ownership of the Common Stock by (i) each person or group known by us to own beneficially more than five (5%) of the outstanding shares of Common Stock; (ii) each of our directors and executive officers named in the Summary Compensation Table, also referred to herein as the Named Executive Officers; and (iii) all of our directors and executive officers as a group; and includes all shares of Common Stock that may be acquired within 60 days of the Record Date. The address of each of the persons named below is the address of the Company except as otherwise indicated.

Name	Number of Shares Beneficially Owned		Percent of Class Beneficially Owned
Directors, Nominees and Named Executive Officers
Edward C. Allen	1,000		*
Blenda W. Armistead	13,035	(1)	*
David J. Bates	1,522		*
Lloyd L. Beatty, Jr.	78,818	(2)	*
Patrick M. Bilbrough	5,824	(3)	*
James A. Judge	7,531	(4)	*
Frank E. Mason, III	6,876		*
David W. Moore	1,343	(5)	*
George S. Rapp	11,099	(6)	*
Christopher F. Spurry	19,522	(7)	*
Richard C. Trippe	3,630	(8)	*
W. Moorhead Vermilye	100,558	(9)	*
John H. Wilson	4,755	(10)	*
All Directors, Nominees and Executive Officers as a Group (13 Persons)	255,513		2.0%
5% Shareholders
Wellington Management Group., LLP 280 Congress Street Boston, Massachusetts 02210	1,195,257		9.5%
Maltese Capital Management, LLC 150 East 52nd Street, 30th Floor New York, New York 10022	690,810		5.5%
All 5% Shareholders as a Group	1,886,067		15.0%
Total	2,141,580		17.0%

*	Amount constitutes less than 1%.

Notes:

(1)	Includes 1,305 shares held individually by Bruce C. Armistead; 2,532 shares held by Bruce C. Armistead under an Individual Retirement Account arrangement; and 2,545 shares held by Bruce C. Armistead, as custodian for a minor child.
(2)	Includes 15,025 shares held jointly with Nancy W. Beatty; 855 shares held individually by Nancy W. Beatty; and exercisable options to acquire 17,590 shares.
(3)	Includes exercisable options to acquire 4,459 shares.
(4)	Includes 5,740 shares held individually by Margaret B. Judge.
(5)	Includes 96 shares held jointly with Evelyn W. Moore.
(6)	Includes exercisable options to acquire 2,725 shares.
(7)	Includes 8,152 shares held jointly with Beverly B. Spurry; 300 shares held by Beverly B. Spurry under a SEP arrangement; and 747 shares held by Beverly B. Spurry under an Individual Retirement Account arrangement.
(8)	Includes exercisable options to acquire 3,630 shares.
(9)	Includes 2,958 shares held individually by Sarah W. Vermilye.
(10)	Includes 3,033 shares held jointly with Deidre K. Wilson.

COMPENSATION OF NON-EMPLOYEE DIRECTORS

Overview

Our directors who are not also our employees or employees of our bank subsidiaries (i.e., Talbot Bank or CNB), referred to as “outside directors,” receive fees for attending regular, special and committee meetings of the Board, as well as annual retainers. Outside directors who also serve on the boards of directors of Talbot Bank and CNB also receive fees for attending meetings of those boards and their committees, as well as retainers. These fees and other compensatory arrangements are discussed in detail below.

The following table provides information about the compensation paid to or earned by our outside directors during 2014. Information regarding compensation paid to or earned by directors who are also Named Executive Officers is presented in the Summary Compensation Table that appears below in the section entitled “Compensation Discussion and Analysis.”

Director Compensation Table

Name	Fees earned or paid in cash ($)		Stock awards ($)(5)	Option awards ($)(5)	Non-equity incentive plan compensation ($)	Change in pension value and nonqualified deferred compensation earnings ($)	All other compensation ($)(6) – (7)	Total ($)
Mr. Andrew	29,917	(1)(2)					5,860	35,777
Ms. Armistead	37,750	(2)	4,996	—	—	—	102	42,848
Mr. Bates	21,400		4,996	—	—	—	—	26,396
Mr. Judge	33,900	(3)	4,996	—	—	—	—	38,896
Mr. LeCompte	12,567	(1)	—	—	—	—	—	12,567
Mr. Mason	21,500		4,996	—	—	—	—	26,496
Mr. Moore	22,233	(3)	4,996	—	—	—	—	27,229
Mr. Spurry	47,100	(2)	4,996	—	—	—	112	52,208
Mr. Wilson	22,800	(4)	4,996	—	—	—	—	27,796

Notes:

(1)	Resigned from the Board effective as of April 30, 2014.
(2)	Includes amounts earned for serving on the Boards of the Company and Talbot Bank.
(3)	Includes amounts earned for serving on the Boards of the Company and CNB.
(4)	Includes amounts earned for serving on the Boards of the Company and Avon-Dixon.
(5)	The amounts reflect the aggregate grant date fair value of stock and option awards computed in accordance with FASB ASC Topic 718, “Accounting for Stock Compensation” (“ASC 718”). See Note 12 to the consolidated audited financial statements contained in the Company’s Annual Report on Form 10-K for the year ended December 31, 2014 regarding assumptions underlying valuation of equity awards. There were no outstanding awards at December 31, 2014.
(6)	For Mr. Spurry and Ms. Armistead, amounts include premiums of $102 and $112, respectively, paid by Talbot Bank for life insurance coverage.
(7)	For Mr. Andrew, the amount includes $5,860 for inspection fees paid in conjunction with his monitoring of Talbot Bank construction loans.

Company Director Compensation

During 2014, our outside directors received a base fee of $20,000 per director and $25,000 for directors who served as chairpersons.

All of our directors and the directors of our subsidiaries are eligible to participate in the Shore Bancshares, Inc. 2006 Stock and Incentive Compensation Plan (the “2006 Equity Plan”), which is discussed below under the heading “Overview of Compensation Philosophy and Objectives” in the “Compensation Discussion and Analysis” section.

Talbot Bank Board Compensation

During 2014, our outside directors who served as directors of Talbot Bank (Mr. Spurry and Ms. Armistead) also received an annual retainer of $5,000 per year for serving on the board of directors of Talbot Bank, plus $200 per meeting attended. Talbot Bank paid these fees. Directors are compensated once for attending joint meetings of the Board and the board of directors of Talbot Bank.

CNB Board Compensation

During 2014, our outside directors who served as directors of CNB (Mr. Judge) also received an annual retainer of $10,000, plus $100 for each meeting attended. These fees were paid by CNB. Directors are compensated once for attending joint meetings of the Board and the board of directors of CNB.

Avon-Dixon Agency Board Compensation

During 2014, Mr. Wilson served as a director of Avon-Dixon and received an additional $1,000 for attending all meetings of its board of directors. These fees were paid by Avon-Dixon.

COMPENSATION DISCUSSION AND ANALYSIS

Executive Summary

Our executive compensation program is designed to reward our senior management team not just for delivering short-term results but also for driving consistent sustainable growth, which is how we exceed customer expectations and produce superior returns for our shareholders. We believe that our compensation decisions reflect a balanced and responsible pay approach by tying pay outcomes over the short and long-term, while also considering the environment in which compensation decisions are made.

Shareholders have the opportunity, at the 2015 Annual Meeting, to vote to endorse or not endorse the compensation paid to the Company’s Named Executive Officers, as disclosed pursuant to the SEC’s compensation disclosure rules. The Compensation Committee and the Board of Directors believe that this Compensation Discussion and Analysis, and the compensation tables and narrative discussion that follow, support their recommendation to approve the shareholder advisory resolution for the following Named Executive Officers in 2014:

•	Lloyd L. Beatty, Jr. — President and Chief Executive Officer
•	George S. Rapp — Vice President and Chief Financial Officer
•	Patrick M. Bilbrough — President and Chief Executive Officer of Talbot Bank
•	F. Winfred Trice, Jr. — Former President and Chief Executive Officer of CNB
•	Edward C. Allen — Current President and Chief Executive Officer of CNB
•	Richard C. Trippe — President and Chief Executive Officer of Avon Dixon

Compensation Philosophy

The primary objective of the Compensation Committee’s approach is to provide competitive levels of compensation so that we may attract, retain and reward outstanding executive officers. In a highly competitive community banking marketplace, excellent leadership is essential. Our executive officers are expected to manage the business of the Company and its subsidiaries in a manner that promotes growth and profitability for the benefit of shareholders, while exceeding the requirements and service expectations of our customers. To that end, the Committee believes that:

•	Key executives should have compensation opportunities at levels that are competitive with peer institutions;
•	Total compensation should include “at risk” components that are linked to annual and long-term performance results; and
•	Stock-based compensation should form a key component of total compensation as a means of linking senior management to the long-term performance of the Company and aligning their interests with those of shareholders.

Say on Pay Results

At the 2014 annual meeting of shareholders, the Company’s shareholders overwhelmingly adopted a non-binding resolution approving the compensation paid to our executive officers, as disclosed in the definitive proxy statement for that meeting pursuant to Item 402 of the SEC’s Regulation S-K. The measure was approved by approximately 90.8% of all votes cast. The Compensation Committee and the Board consider this vote to be an endorsement of our compensation philosophy and practices, including our balance between cash and equity compensation. Based upon that shareholder vote, the Compensation Committee believed that significant modifications to our executive compensation program were not necessary for 2014 and, as such, it remained relatively unchanged from our 2013 program. Both the Committee and the Board intend to periodically re-evaluate our executive compensation philosophy and practices in light of the Company’s performance, needs and developments, including the outcome of future non-binding advisory votes by the Company’s shareholders.

Role of Compensation Consultants

The Compensation Committee’s consultant regularly attends committee meetings and attends executive sessions as requested by the Compensation Committee’s chair, Mr. Wilson. The Committee’s consultant does not perform any services for SHBI management, without express approval from the Committee.

In 2014, the Compensation Committee directly engaged Lockton to perform executive and director compensation market reviews. The Company paid fees totaling $40,831 to Lockton during 2014. In September of 2014, the Compensation Committee engaged ChaseCompGroup, LLC as its new independent compensation consultant. ChaseCompGroup assisted the Committee in revising the annual incentive plan and designing a long-term performance share plan that will be implemented in 2015. Total fees paid to ChaseCompGroup, LLC for executive compensation consulting totaled $20,382 in 2014. Ms. Chase is also assisting the Nominating and Governance Committee with executive succession planning.

Compensation Consultant Independence

In furtherance of maintaining the independence of the Committee’s compensation consultant, the Committee has the sole authority to retain, terminate and obtain the advice of ChaseCompGroup, LLC, at the Company’s expense. Further, as discussed above, the Committee’s compensation consultant will not perform any services for Shore Bancshares management unless approved in advance by the Committee.

In connection with its engagement of ChaseCompGroup, LLC the Committee considered various factors bearing upon ChaseCompGroup, LLC’s independence including, but not limited to, the amount of fees received by ChaseCompGroup, LLC from Shore Bancshares as a percentage of ChaseCompGroup’s total revenue, ChaseCompGroup’s policies and procedures designed to prevent conflicts of interest, and the existence of any business or personal relationship that could impact ChaseCompGroup’s independence. After reviewing these and other factors, the Committee determined that ChaseCompGroup, LLC is independent and that its engagement does not present any conflicts of interest. ChaseCompGroup, LLC also determined that it was independent from management and confirmed this in a written statement delivered to the Chair of the Committee as shown below.

“ChaseCompGroup, LLC is independently owned and managed by Diana Chase. ChaseCompGroup, LLC is an independent compensation consulting firm as defined in NASDAQ’s revised listing standards. Our firm does not market any other services or products to Shore Bancshares, nor do any of our consultants own SHBI stock. Our consultants do not have any current or previous personal relationships with management or directors at SHBI”.

Management’s Role in the Executive Compensation Process

Mr. Beatty, our president and chief executive officer and key members of our human resources function each help support the Compensation Committee’s executive compensation process and regularly attend portions of committee meetings. As part of the executive compensation process, Mr. Beatty provides his perspective to the Compensation Committee regarding the performance of his Senior Leadership Team, which includes all of our named executive officers and certain other senior officers of the Company. In accordance with NASDAQ rules, Mr. Beatty is not present when his compensation is being discussed or approved and did not vote on executive compensation matters, and neither he nor other members of management attended executive sessions of the Compensation Committee.

Risk Considerations

We believe that the design and objectives of our executive compensation program provide an appropriate balance of incentives for executives and avoid inappropriate risks. In this regard, our executive compensation program includes, among other things, the following design features:

•	Balanced mix of fixed versus variable compensation and cash-based versus equity-based compensation;
•	Variable compensation based on a variety of performance goals, including Company, business unit and individual performance goals;
•	Compensation Committee discretion to lower annual incentive award amounts;

•	Balanced mix of short-term and long-term incentives;
•	Stock ownership and holding requirements; (new for 2015)
•	Clawback policy

Compensation Peer Group and Benchmarking

The Compensation Committee refers to executive compensation studies prepared by its independent consultants when it reviews and approves executive compensation. The studies reflect compensation levels and practices for executives holding comparable positions at peer group companies, which help the Compensation Committee set compensation at competitive levels. The Committee’s primary selection criteria are industry (commercially focused banks), asset size, and geography. The Compensation Committee compares each executive officer’s base salary, target total cash and target long-term incentive compensation value to amounts paid for similar positions at peer group companies.

The Compensation Committee believes that the market median is a useful reference point in helping to achieve the executive compensation program objectives. However, the Committee also considers other factors when setting compensation; and target total direct compensation for each executive may vary from the market median based on the factors the Compensation Committee considers relevant each year, including particular job responsibilities and scope, adjustments for individual skills and expertise, and internal pay equity.

The compensation peer group developed for SHBI by Lockton in 2014 is listed below.

Company	Ticker	City	State	2014 Assets
NewBridge Bancorp	NBBC	Greensboro	NC	2,520,232
CNB Financial Corporation	CCNE	Clearfield	PA	2,189,213
Summit Financial Group, Inc.	SMMF	Moorefield	WV	1,443,568
American National Bankshares Inc.	AMNB	Danville	VA	1,346,492
C&F Financial Corporation	CFFI	West Point	VA	1,333,323
First United Corporation	FUNC	Oakland	MD	1,335,204
Citizens & Northern Corporation	CZNC	Wellsboro	PA	1,241,963
Middleburg Financial Corporation	MBRG	Middleburg	VA	1,222,857
Orrstown Financial Services, Inc.	ORRF	Shippensburg	PA	1,190,443
Community Bankers Trust Corporation	ESXB	Richmond	VA	1,155,734
National Bankshares, Inc.	NKSH	Blacksburg	VA	1,154,731
AmeriServ Financial, Inc.	ASRV	Johnstown	PA	1,089,263
Community Financial Corporation	TCFC	Waldorf	MD	1,082,878
ACNB Corporation	ACNB	Gettysburg	PA	1,089,808
Monarch Financial Holdings, Inc.	MNRK	Chesapeake	VA	1,066,737
Eastern Virginia Bankshares, Inc.	EVBS	Tappahannock	VA	1,182,608
Peoples Bancorp of North Carolina, Inc.	PEBK	Newton	NC	1,040,494
Franklin Financial Services Corporation	FRAF	Chambersburg	PA	1,001,000
Old Point Financial Corporation	OPOF	Hampton	VA	876,280
Severn Bancorp, Inc.	SVBI	Annapolis	MD	776,681

Elements of and Rationale for 2015 Compensation

Base Salary

A competitive salary for senior management is essential. Furthermore, flexibility to adapt to the particular skills of an individual or the Company’s specific needs is required. We establish base salaries and assess market competitiveness by comparing our executives’ qualifications, experience and responsibilities as well as their individual performance and value, with similar positions among our peers. Additionally we consider special circumstances related to staffing needs and market situations and levels of compensation provided from other compensation components.

The Compensation Committee generally reviews executive compensation in the fourth quarter. At this time, we review market studies on executive compensation and solicit input from our CEO, Mr. Beatty on each of his direct report’s performance and his recommended base salary increases. Recommendations regarding adjustments to Mr. Beatty’s salary are discussed and approved in executive session. Fiscal 2014 base salary increases were approved for all executives in 2014 based on our market analysis and individual performance in fiscal 2013. Management declined salary increases in 2015 in favor for more opportunity under the performance-based compensation plans. Changes to our named executive salaries were as follows:

Executive	Title	2013 Salary	2014 Salary	2014 % Increase	2015 Salary	2015 % Increase
Lloyd L. Beatty, Jr.	President & CEO	345,000	355,350	3%	355,350	—
George S. Rapp	CFO	225,000	250,000	11%	250,000	—
Patrick M. Bilbrough	CEO Talbot Bank	246,000	255,000	4%	255,000	—
F. Winfield Trice, Jr.	CEO CNB (1/1/14 – 9/30/14)	235,000	242,000	3%	—	—
Edward C. Allen	CEO CNB (10/1/14 – current)		175,000	—	175,000	—
Richard C. Trippe	CEO Avon Dixon		185,000	—	185,000	—

Annual Incentive Bonus

The Company’s incentive program, the Management Incentive Plan (the “MIP”), was developed to provide additional compensation to key management personnel when corporate and individual performance meet or exceed specific predetermined goals. Incentive award targets are assigned to each executive based on the executive’s position and responsibilities. We also consider the identified comparative compensation targets and pay mix outlined in our executive compensation philosophy.

In fiscal 2014, each named executive participated in the MIP and was assigned company and individual goals at the beginning of the year. Target award opportunities under this plan for 2014 were 50% of salary for our CEO and 30% of base salary for other named executives. Once earned, half of the incentive is paid in cash and the other half in equity.

For fiscal 2014, annual incentive bonuses were based on the achievement of the objective performance goals of pretax earnings, and personal goals. For our CEO, his company goals was weighted 50% and his personal goals were weighted 50% and included factors for capital raises, business development, reducing the Company’s risk profile, and improving regulatory ratings. Other named executives had 25% of their incentives tied to pretax earnings and 75% tied to personal goals relevant to their business units and roles.

Based on our company and individual performance, the Committee approved the following incentive payouts for 2014.

Executive	Title	2014 MIP Award $	2014 MIP Award %	Portion Paid in Equity
Lloyd L. Beatty, Jr.	President & CEO	173,232	49%	50%
George S. Rapp	CFO	75,005	30%	50%
Patrick M. Bilbrough	CEO Talbot Bank	61,355	24%	50%
Edward C. Allen	CEO CNB (10/1/14 – current)	—	—	—
Richard C. Trippe	CEO Avon Dixon	49,950	30%	50%

Long-Term Incentives

Currently our Long-Term Incentive Awards are tied to our annual incentive plan as described above. Executives receive half of their annual incentive awards in equity and may choose a combination of stock options and restricted stock. Half of the equity award vests immediately and the other half vests at the one-year anniversary. We plan to continue this practice in 2015. Please see our Grants of Plan Based Awards table for additional detail.

In addition our Committee approved a performance share plan in 2015, which will be based on a three-year performance cycle. The objective of this program is to build further ownership for our executive team and link a portion of our compensation to longer-term goals. The first performance cycle will commence in 2015 and end in 2017. Awards will vest at the end of the three year cycle only if performance metrics are achieved. Awards will be settled in company stock.

401(k) Profit Sharing Plan

All employee contributions to the 401(k) Profit Sharing Plan are immediately vested. Discretionary and matching contributions by the Company vest incrementally over a six-year period. Discretionary, pre-tax and matching contributions may be withdrawn while a participant is employed by the Company if the participant has reached age 59½, in circumstances of financial hardship or in certain other circumstances pursuant to plan restrictions.

Deferred Compensation

Our Company maintains a modest deferred compensation account for Mr. Beatty. The initial company contribution was $25,000, which has grown in value to $58,745. No other deferred compensation plans or SERPs are in place for our named executives. Please see the Nonqualified Deferred Compensation Plan in this section.

Perquisites

The Compensation Committee believes that certain perquisites and other personal benefits can be effective elements of a compensation package, because they can permit and encourage executives to perform their duties better and generate business for the Company. Perquisites provided by the Company to various executives may include things as vehicle allowances, country club dues and supplemental insurance.

Summary Compensation Table

The following table sets forth for the last three fiscal years the total remuneration for services in all capacities awarded to, earned by, or paid to the Company’s CEO, the person serving as the PAO as of December 31, 2014, and the three most highly compensated executive officers and other significant executive officers of the Company and its subsidiaries other than the CEO and the PAO who were serving as executive officers as of December 31, 2014 and whose total compensation (excluding changes in pension value and non-qualified deferred compensation earnings) exceeded $100,000 during 2014 (the CEO, the PAO and such other officers are referred to as the “named executive officers”).

Name and principal position	Year	Salary ($)	Bonus ($)(1)	Stock awards ($)(2)	Option awards ($)(2)	Non-equity incentive plan compensation ($)(1)	Change in pension value and non-qualified deferred compensation earnings ($)	All other compensation ($)(3) – (8)	Total ($)
Lloyd L. Beatty, Jr. President and CEO	2014	355,350	—	43,306	43,310	86,616	7,676	20,741	556,999
	2013	345,000	—	89,250	—	—	—	21,345	455,595
	2012	300,000	—	—	77,710	—	—	20,769	398,479
George S. Rapp, Vice President, CFO, and PAO	2014	250,000	—	18,754	18,751	37,500	—	8,460	333,465
	2013	225,000	25,000	26,763	—	—	—	—	276,763
	2012	—	—	—	—	—	—	—	—
Patrick M. Bilbrough, President/CEO of Talbot Bank	2014	255,000	—	—	30,678	30,677	—	16,508	332,863
	2013	246,000	40,000	—	—	—	—	15,699	301,699
	2012	—	—	—	—	—	—	—	—
F. Winfield Trice, Jr., Former President/CEO of CNB (1/1/14 – 9/30/14)	2014	180,569	—	—	—	—	—	140,779	321,348
	2013	235,000	30,000	—	—	—	—	14,597	279,597
	2012	222,300	30,000	—	46,626	—	—	13,750	312,676
Edward C. Allen, President/CEO of CNB (10/1/14 – present)	2014	175,000	30,000	—	—	—	—	5,279	210,279
	2013	—	—	—	—	—	—	—	—
	2012	—	—	—	—	—	—	—	—
Richard C. Trippe, President/CEO of Avon Dixon	2014	185,000	—	—	24,975	24,975	—	8,200	243,150
	2013	—	—	—	—	—	—	—	—
	2012	—	—	—	—	—	—	—	—

Notes:

(1)	Amounts reflect discretionary cash bonuses awarded to the named executive officers. These bonuses were earned in fiscal year 2014 and paid in January 2015. Incentive awards paid under the Management Incentive Plan (the “MIP”) are reported in the column entitled “Non-Equity Incentive Plan Compensation”.
(2)	Amounts reflect the aggregate grant date fair value of stock options and restricted stock awards granted in January 2015. See below under “Grants of Plan-Based Awards” regarding assumptions underlying valuation of equity awards.
(3)	For Mr. Beatty, the 2014 amount includes a $9,800 matching contribution under the 401(k) plan, $4,875 for use of an automobile and $6,066 for club dues. The 2013 amount includes a $9,800 matching contribution under the 401(k) plan $5,687 for use of an automobile and $5,858 for club dues. The 2012 amount includes a $9,800 matching contribution under the 401(k) plan, $48 in dividends on restricted stock awards, $5,219 for use of an automobile and $5,702 for club dues.
(4)	For Mr. Rapp, the 2014 amount includes an $8,460 matching contribution under the 401(k) plan. Mr. Rapp was not a named executive officer in 2012.
(5)	For Mr. Bilbrough, the 2014 amount includes a $9,800 matching contribution under the 401(k) plan, $1,001opt out payment in lieu of health insurance coverage provided by the Company and $5,707 for use of an automobile. The 2013 amount includes a $8,893 matching contribution under the 401(k) plan, $1,039 opt out payment in lieu of health insurance coverage provided by the Company and $5,767 for use of an automobile. Mr. Bilbrough was not a named executive officer in 2012.

(6)	For Mr. Trice, who resigned effective as of September 30, 2014, the 2014 amount includes an $8,424 matching contribution under the 401(k) plan, $3,251 for use of an automobile, severance pay of $113,068, and the fair market value of his company automobile of $16,036. The 2013 amount includes a $9,800 matching contribution under the 401(k) plan and $4,797 for use of an automobile. The 2012 amount includes an $8,892 matching contribution under the 401(k) plan, $32 in dividends on restricted stock awards and $4,826 for use of an automobile.
(7)	For Mr. Allen, the 2014 amount includes a $5,279 matching contribution under the 401(k) plan. Mr. Allen was not a named executive officer in 2013 or 2012.
(8)	For Mr. Trippe, the 2014 amount includes an $8,200 matching contribution under the 401(k) plan. Mr. Trippe was not a named executive officer in 2013 or 2012.

Equity Plan

The 2006 Equity Plan reserves 631,972 shares of Common Stock, subject to adjustment for stock splits and other similar reclassification events, for issuance pursuant to awards. Through December 31, 2014, both nonqualified stock options and restricted stock have been granted under the 2006 Equity Plan. During 2014, the Committee granted a total of 6,764 restricted shares of Common Stock and 34,219 in nonqualified stock options to the Named Executive Officers under the 2006 Equity Plan. Under the terms of outstanding awards, all unvested shares will lapse and be forfeited upon the termination of the participant’s employment with the Company. On September 30, 2014 upon the resignation of Mr. Trice the Committee approved 13,554 options to be fully vested at that time. Subsequently, Mr. Trice exercised these options in a cashless exchange for common stock of 3,592 shares.

Grant of Plan Based Awards Table

Name	Type of Award	Grant Date(1)	Estimated Future Payouts Under Non-Equity Incentive Plan Awards			Estimated Future Payouts Under Equity Incentive Plan Awards			All other Option Awards: Number of Securities Underlying Options (#)	Exercise or Base Price of Option Awards ($/sh)	Grant Date Fair Value of Stock and Option Awards ($)(2)
			Threshold ($)	Target ($)	Maximum ($)	Threshold ($)	Target ($)	Maximum ($)
Lloyd L. Beatty, Jr.	Annual cash incentive	1/7/2015	44,419	88,838	106,605
	Restricted Stock	1/7/2015				22,209	44,419	53,303	4,720	9.18	43,306
	Stock Options	1/7/2015				22,209	44,419	53,303	12,590	9.18	43,310
George S. Rapp	Annual cash incentive	1/7/2015	25,000	37,500	50,000
	Restricted Stock	1/7/2015				12,500	18,750	25,000	2,044	9.18	18,754
	Stock Options	1/7/2015				12,500	18,750	25,000	5,451	9.18	18,751
Patrick M. Bilbrough	Annual cash incentive	1/7/2015	25,500	38,250	51,000
	Stock Options					25,500	38,250	51,000	8,918	9.18	30,678
Edward C. Allen(3)	—		—	—	—	—	—	—	—	—	—
Richard C. Trippe	Annual cash incentive	1/7/2015	18,500	27,750	37,000
	Stock Options					18,500	27,750	37,000	7,260	9.18	24,975

(1)	The equity awards noted in the table above were approved by the Compensation Committee pursuant to the MIP established at the beginning of fiscal year 2014. The performance goals outlined in the MIP were evaluated by the Compensation Committee at the end of fiscal year 2014 and the awards were granted on January 7, 2015.
(2)	The amounts for stock options represent the grant date fair value as determined using a binominal option-pricing model and are not indicative of whether the Named Executive Officer will realize the fair value of any financial benefit from the award. For additional information on the valuation assumptions, see below under “Assumptions underlying valuation of equity awards”. The amounts for performance restricted stock and options represent the grant date fair value as determined using the Black-Scholes valuation model.
(3)	Mr. Allen was not a Named Executive Officer as of the beginning of 2014 and did not assume his current position as President and CEO of CNB Bank until 10/1/14 following the resignation of Mr. Trice, therefore he was not included in the grants of plan-based awards for 2014.

Assumptions underlying valuation of equity awards

The weighted average fair value of stock options granted on January 7, 2015 was $3.44. The Company estimates the fair value of options using the Black-Scholes valuation model with weighted average assumptions for dividend yield, expected volatility, risk-free interest rate and expected lives (in years). The expected dividend yield is calculated by dividing the total expected annual dividend payout by the average stock price. The expected volatility is based on historical volatility of the underlying securities. The risk-free interest rate is based on the Federal Reserve Bank’s constant maturities daily interest rate in effect at grant date. The expected contract life of the options represents the period of time that the Company expects the awards to be outstanding based on historical experience with similar awards. The following weighted average assumptions were used as inputs to the Black-Scholes valuation model for options granted in 2015.

Stock Price (1/6/15)	9.175
Exercise Price	9.175
Expected volatility	32%
Risk-free interest rate	1.97%
Expected contract life (in years)	7

The following table provides information with respect to outstanding equity awards held by the Named Executive Officers at December 31, 2014.

Outstanding Equity Awards at Fiscal Year-End

	Option Awards					Stock Awards
Name	Number of securities underlying unexercised options (#) exercisable	Number of securities underlying unexercised options (#) unexercisable		Option exercise price ($)	Option expiration date	Number of shares or units that have not vested (#)		Market value of shares or units of stock that have not vested ($)
Mr. Beatty	—	22,590	(1)	6.64	March 15, 2022	6,667	(2)	62,270
Mr. Rapp	—	—		—	—	3,930	(3)	36,706
Mr. Bilbrough	—	—		—	—	—		—
Mr. Trice	—	—		—	—	—		—
Mr. Allen	—	—		—	—	—		—
Mr. Trippe	—	—		—	—	—		—

(1)	Unless forfeited, 50% vested on March 15, 2014 and 50% will vest on March 15, 2015.
(2)	Unless forfeited, 50% will vest on January 1, 2015 and 50% will vest on January 1, 2016.
(3)	Unless forfeited, 50% will vest on March 21, 2015 and 50% will vest on March 21, 2016.

The following table sets forth the number of restricted shares of Common Stock acquired by the Named Executive Officers pursuant to stock awards that vested during 2014 and the value realized upon vesting of stock awards.

Option Exercises and Stock Vested

	Option Awards		Stock Awards
Name	Number of Shares Acquired on Exercise (#)	Value Realized on Exercise ($)	Number of Shares Acquired on Vesting (#)	Value Realized on Vesting ($)
Mr. Beatty	—	—	3,333	29,747
Mr. Rapp	—	—	—	—
Mr. Bilbrough	—	—	—	—
Mr. Trice	3,592	23,850	—	—
Mr. Allen	—	—	—	—
Mr. Trippe	—	—	—	—

Deferred Compensation

The following table provides information regarding 2014 contributions, earnings, and other financial information in respect of the Company’s deferred compensation plan:

Nonqualified Deferred Compensation

Name	Plan(1)	Executive contributions in last FY ($)	Registrant contributions in last FY ($)	Aggregate earnings (loss) in last FY ($)	Aggregate withdrawals/ distributions ($)	Aggregate balance at last FYE ($)
Mr. Beatty	CDCP	—	—	7,676	—	58,754
Mr. Rapp	—	—	—	—	—	—
Mr. Bilbrough	—	—	—	—	—	—
Mr. Trice	—	—	—	—	—	—
Mr. Allen	—	—	—	—	—	—
Mr. Trippe	—	—	—	—	—	—

(1)	“CDCP” stands for the Company Deferred Compensation Plan.

Shore Bancshares, Inc. Executive Deferred Compensation Plan (Company Deferred Compensation Plan)

Under the Company Deferred Compensation Plan, amounts deferred at the election of the employee are credited to an account maintained on behalf of the participant and are deemed to be invested in certain investment options established from time to time by the Compensation Committee. Mandatory, matching and discretionary contributions will be credited to an Employer Funded Account (as defined in the plan) established by the Company and will be deemed to be invested in the manner specified in the participant’s election form for that Plan Year in respect of his or her voluntary deferrals. An employee’s account is credited with the gain or loss generated on the investments in which the funds in those accounts are deemed to be invested. Mandatory contributions will be reduced on a pro-rata basis in the event a participant has a Separation from Service (generally defined as a termination of employment other than because of death, Disability (as defined in the plan) or the taking of leave of absence).

A participant is fully vested at all times in employee deferrals (and earnings thereon). Starting in the second year of participation, a participant vests in his or her Employer Funded Account at the rate of 25% each year. If, however, (i) the participant reaches age 70 while employed, (ii) the participant’s service with the Company terminates because of death or Disability, or because of retirement at or after age 70, or (iii) the Company experiences a Change in Control (as defined in the plan), then in each such case the participant’s interest in his or her Employer Funded Account will be automatically 100% vested regardless of years in the plan. If the participant separates from service for any other reason, then any non-vested portion of his or her Employer Funded Account will be forfeited.

The Company Deferred Compensation Plan contemplates automatic distributions upon the occurrence of certain events and elective distributions.

If a participant dies or experiences a Disability while employed by the Company or if the Company experiences a Change in Control, then the vested portions of a participant’s accounts will be distributed in a lump sum payment to the participant or, in the case of death, to his or her designated beneficiaries. If a participant experiences a Separation from Service, then the vested portions of a participant’s accounts will be distributed in a lump sum or in installments, as specified in the most recent election form. Certain restrictions on the commencement of automatic distributions apply to Key Employees (as defined in the plan).

A participant may elect in his or her annual election form to receive elective distributions, or “In-Service Distributions,” of his or her employee deferrals (and earnings thereon) for a given Plan Year as soon as three years after the end of that Plan Year. At the time of the election, the participant must also elect whether to receive the elective distribution in a lump sum or in installments over a period of up to 10 years. If a participant fails to make a payment method election, then the distribution will be made in one lump sum. A participant may change his or her election to postpone a distribution or change the form of payment, but such change must be made at least 12 months prior to the original distribution date, cannot be effective until at least 12 months following the subsequent election, and must postpone the commencement of the payment for a period of at least five years from the original distribution date.

The Company Deferred Compensation Plan also permits certain limited distributions upon the occurrence of an Unforeseen Emergency (as defined in the plan) and a lump sum distribution, at the administrator’s sole discretion, in the event the participant’s accounts have a value of less than $10,000.

For information about amounts that could be payable to the Named Executive Officers under these deferred compensation plans upon a termination of employment, see the section below entitled “Benefits Upon Termination of Employment.”

Employment Agreements

Lloyd L. Beatty, Jr. Employment Agreement

The employment agreement (the “Employment Agreement”) for Mr. Beatty provides that he will serve as our CEO and President, and entitles him to receive an annual base salary of $345,000 subject to periodic review and adjustment. In addition, Mr. Beatty is entitled to: (i) participate in our bonus plans; (ii) receive employee benefits of the type offered by the Company and its affiliates to similarly-situated officers, including vacation, sick leave and disability leave; (iii) receive fringe benefits of the type customarily made available by the Company to its officers; and (iv) be reimbursed for employment-related expenses.

The Employment Agreement has a two-year term, which will automatically renew for successive 12-month terms unless a party notifies the other party at least 120 days prior to the end of the then-current term of its or his decision not to renew the Employment Agreement. The term of Mr. Beatty’s employment under his Employment Agreement may be terminated at any time and for any reason by either the Company or Mr. Beatty (upon 30 days’ prior written notice), and it will automatically terminate upon Mr. Beatty’s death.

Generally, the Company’s obligations to Mr. Beatty under his Employment Agreement will be suspended if any regulatory agency with jurisdiction over the Company temporarily prohibits the officer’s continued employment. If such regulator’s charges are later dismissed, then the Company must reinstate the officer and pay him all compensation that was withheld during the suspension.

Upon the termination of his employment, Mr. Beatty is entitled to receive all unpaid base salary that has accrued through the date of termination, all bonus awards (prorated through the last day of the month in which termination occurs) that he would have received had he remained employed when bonuses are next declared or paid, and reimbursement of all unreimbursed expenses, all of which must be paid no later than March 15th of the year following the year in which the termination occurs. In addition, all unexercised or unvested equity awards, or portions thereof, held by the officer as of the date of termination shall vest or terminate and be exercisable in accordance with their terms.

If Mr. Beatty’s employment is terminated without “Cause” prior to the expiration of the term of his Employment Agreement, then, except in the case of termination following a “Change in Control” of the Company, he will additionally be entitled to receive severance (“Severance”) in the form of continued base salary (at the then-current level) for a period of 24 months following the date of termination (the “Severance Period”). The Employment Agreement provides that the first Severance payment will be made on the first regular payroll date that occurs on or after the 60th day following the termination of employment, provided that Mr. Beatty has executed and delivered a release of claims and the statutory period during which he may revoke that release has expired on or before that 60th day.

In lieu of Severance, the Employment Agreement provides for the payment of a Change in Control benefit (the “CiC Benefit”) should the Company terminate Mr. Beatty’s employment without Cause within 12 months of a Change in Control of the Company. In this case, Mr. Beatty will be entitled to receive an amount equal to the difference between (i) the product of 2.99 times the officer’s “base amount” as defined in Section 280G(b)(2) of the Internal Revenue Code (the “Code”) and (ii) the sum of any other parachute payments as defined under Section 280G(b)(2) of the Code that the officer receives on account of the Change in Control. The CiC Benefit will be paid in one lump sum on the 60th day following termination of employment, provided that Mr. Beatty has executed and delivered a release of claims and the statutory period during which he may revoke that release has expired on or before that 60th day.

Notwithstanding the payment terms discussed above, any payment obligation that arises on account of a termination of employment while Mr. Beatty is a “specified employee” as defined under Section 409A of the Code will be subject to a post-termination waiting period to the extent that the payment constitutes “deferred compensation” under applicable Treasury regulations. Mr. Beatty’s Employment Agreement provides that such amounts will be paid within 15 days after the six-month period that follows his termination date. If Mr. Beatty dies during the waiting period, then payment will be made in a lump sum within 15 days after the appointment of a personal representative or executor of his estate.

If Mr. Beatty is indebted to the Company at the time his employment is terminated, then, subject to certain restrictions, the Employment Agreement allows the Company to apply any post-termination amounts due to Mr. Beatty toward repayment of such debt.

The Employment Agreement defines the term “Cause” as: (i) the officer’s “Disability” (as defined in the Employment Agreement); (ii) fraud, misappropriation or damage to the property or business of the Company by the officer; (iii) the commission of an act by the officer that constitutes dishonesty or a crime, or that causes the Company to commit a crime; (iv) the officer’s breach of the non-competition or non-solicitation provisions of the Employment Agreement; (v) the unauthorized use, misappropriation or disclosure of the Company’s confidential information or any confidential information of another person to whom the officer owes an obligation of nondisclosure; (vi) the officer’s breach of any of his other obligations under the Employment Agreement or any of the policies of the Company; (vii) the failure of the officer to abide by his responsibilities or to satisfactorily perform his duties; (viii) the officer’s failure to maintain a smooth and harmonious relationship with the Company’s management, staff, investors, affiliates or business relations; or (ix) the issuance of any order by the Maryland Commissioner of Financial Regulation, the Federal Deposit Insurance Corporation, the Board of Governors of the Federal Reserve System, or any other supervisory agency with jurisdiction over the Company permanently prohibiting the officer’s continued service.

The term “Change in Control” is defined as the occurrence of any of the following events: (i) a person, or group of persons acting together, acquires ownership of securities of the Company that, together with such person’s or group’s other securities, constitutes more than 50% of the total fair market value or total voting power of the Company’s securities; (ii) any person, or group of persons acting together, acquires (or has acquired during the preceding 12-month period) ownership of securities of the Company possessing 35% or more of the total voting power of the Company’s securities, (iii) a majority of the Company’s Board of Directors is replaced during any 12-month period by directors whose appointment or election is not endorsed by a majority of the members of the Company’s Board prior to the date of the appointment or election; or (iv) any person, or group of persons acting together, acquires (or has acquired during the preceding 12-month period) assets from the Company that have a total gross fair market value equal of at least 40% of the total gross fair market value of all of the Company’s assets.

The Employment Agreement contains non-competition and non-solicitation provisions. Specifically, during the term of Mr. Beatty’s employment and thereafter until the longer of (i) his Severance Period and (ii) the date that is 12 months after the date of the Employment Agreement, but in no case longer than 24 months following the termination of employment, Mr. Beatty may not, directly or indirectly, (a) compete with the Company or any of its affiliates in any county of any jurisdiction in which the Company or any of its affiliates maintains a branch or other office, or in any county of any jurisdiction that is contiguous to any such county, (b) solicit any existing Business Relation (as defined in the Employment Agreement) of the Company or any of its affiliates, wherever located, to purchase, sell or otherwise provide competing products and services, (c) accept employment with or act as an independent contractor to any such Business Relation if the employment or service will require the officer to render services that are similar to those provided by the Company or any of its affiliates, (d) employ, engage, or solicit for employment or engagement any person who was an employee or independent contractor of the Company or any of its affiliates during the 24 months preceding Mr. Beatty’s termination of employment, or (e) encourage any person to reduce such person’s business, employment or service with the Company or any affiliate. In addition to the foregoing, the Employment Agreement contains other customary business protection provisions, including an agreement to maintain the confidentiality of the Company’s business information, an agreement to return Company property following termination, and a 12-month non-disparagement agreement.

Except for disputes relating to the enforcement of the non-competition, non-solicitation and other business protection provisions of the Employment Agreement, the parties have agreed that all disputes arising under the Employment Agreements will be settled by binding arbitration.

Benefits Upon Termination of Employment

The following table shows the estimated present value of benefits (as of December 31, 2014) that could be payable to the Named Executive Officers under employment agreements and deferred compensation plans upon a termination of employment. Information is provided only for those Named Executive Officers who are eligible to receive such benefits.

Name	Reason for Termination	Payment Under Employment Agreement ($)	Payment Under Deferred Compensation Plans ($)
Mr. Beatty	Death or disability	—	58,754
	Change in control	1,084,291	58,754
	Involuntary termination without cause	710,700	58,754
	Termination for any other reason before age 70	—	58,754
	Termination for any other reason after age 70	—	58,754

Accounting and Tax Considerations

To the extent required by law, the Compensation Committee has structured the compensation program to comply with Section 162(m) and Section 409A of the Internal Revenue Code (the “Code”). Under Section 162(m), a limitation was placed on tax deductions of any publicly held corporation for individual compensation to certain executives of such corporation exceeding $1,000,000 in any taxable year, unless the compensation is performance-based. If an executive is entitled to nonqualified deferred compensation benefits that are subject to Section 409A, and such benefits do not comply with Section 409A, then the benefits are taxable in the first year they are not subject to a substantial risk of forfeiture. In such case, the executive is subject to regular federal income tax, interest, and an additional federal income tax of 20% of the benefit includible in income. The Company has no individuals with non-performance based compensation paid in excess of the Section 162(m) tax deduction limit.

The Compensation Committee’s stock option grant policies have been impacted by the implementation of Financial Accounting Standards Board ASC Topic 718 (“ASC 718”). Details related to the adoption of ASC 718 and the impact to the Company’s financial statements are discussed in the Notes to the Consolidated Financial Statements included in the accompanying Annual Report on Form 10-K under the heading “Stock Based Compensation”.

The Committee has structured the change in control provision of Mr. Beatty’s employment agreements to minimize income tax penalties that could be imposed on the Company and/or Mr. Beatty under Section 280G of the Code. Under Section 280G, an excise tax is imposed on an executive officer who receives payments that are deemed to be contingent on a change in the ownership or effective control of the Company to the extent they exceed 2.99 times the executive’s “annualized includable compensation for the base period” (i.e., the average annual compensation that was includable in his or her gross income for the last five taxable years ending before the date on which the change in control occurs). In addition, the Company is not entitled to treat such excess as compensation expense for federal income tax purposes.

Compensation Committee Report

The Compensation Committee has reviewed and discussed with management the section of this Proxy Statement entitled “COMPENSATION DISCUSSION AND ANALYSIS”. Based on this review and these discussions, the Compensation Committee recommended to the Board of Directors that the section of this Proxy Statement entitled “COMPENSATION DISCUSSION AND ANALYSIS” be included in this Proxy Statement and that it be incorporated by reference into the Company’s Annual Report on Form 10-K for the year ended December 31, 2014.

By:	COMPENSATION COMMITTEE John H. Wilson, Chair Christopher F. Spurry David W. Moore

Compensation Committee Interlocks and Insider Participation

The Compensation Committee oversees executive compensation matters. John H. Wilson, Chair, Christopher F. Spurry, and David W. Moore served on the Compensation Committee during 2014. None of the foregoing persons was, during 2014, an officer or employee of the Company, was formerly an officer of the Company, had any relationship requiring disclosure pursuant to Item 404 of Regulation S-K, or had any interlocking relationship contemplated by Item 407(e)(4)(iii) of Regulation S-K.

CERTAIN RELATIONSHIPS AND RELATED TRANSACTIONS

Related Party Transactions since January 1, 2012

During the past three years Talbot Bank and CNB have had banking transactions in the ordinary course of their businesses with their directors and officers and with the associates of such persons on substantially the same terms, including interest rates, collateral, and repayment terms on loans, as those prevailing at the time for comparable transactions with persons not related to the Company and its subsidiaries. Extensions of credit by Talbot Bank and CNB to these persons have not and do not currently involve more than the normal risk of collectability or present other unfavorable features.

Review, Approval and Ratification of Related Party Transactions

Nasdaq Rule 5630 requires the Company to conduct an appropriate review of all related party transactions for potential conflict of interest situations on an ongoing basis and further requires all such transactions to be approved by the Company’s Audit Committee or another “independent body” of the Board of Directors. The term “related party transaction” is generally defined as any transaction (or series of related transactions) in which the Company is a participant and the amount involved exceeds $120,000, and in which any director, director nominee, or executive officer of the Company, any holder of more than 5% of the outstanding voting securities of the Company, or any immediate family member of the foregoing persons will have a direct or indirect interest. For smaller reporting companies, the dollar threshold is the greater of $120,000 and 1.0% of the company’s average consolidated assets for the last two fiscal years.

SECTION 16(a) BENEFICIAL OWNERSHIP REPORTING COMPLIANCE

Section 16(a) of the Exchange Act requires our directors and executive officers and persons who own more than 10% of the outstanding shares of Common Stock to file reports with the SEC disclosing their ownership of Common Stock at the time they become subject to Section 16(a) and changes in such ownership that occur during the year. Based solely on a review of copies of such reports furnished to us, or on written representations that no reports were required, we believe that all directors, executive officers and holders of more than 10% of the Common Stock complied in a timely manner with the filing requirements applicable to them with respect to transactions during the year ended December 31, 2014.

PROPOSAL 2: RATIFICATION OF THE APPOINTMENT OF STEGMAN & COMPANY
AS THE COMPANY’S INDEPENDENT REGISTERED ACCOUNTING FIRM FOR
FISCAL YEAR 2015

Shareholders will also be asked to ratify the Audit Committee’s appointment of Stegman & Company to audit the books and accounts of the Company for the fiscal year ended December 31, 2015. Stegman & Company served as our independent registered public accounting firm in 2014. Stegman & Company has advised the Company that neither the accounting firm nor any of its members or associates has any direct financial interest in or any connection with the Company other than as independent auditors. A representative of Stegman & Company is expected to be present at the Annual Meeting, will have an opportunity to make a statement if he or she desires to do so, and will be available to respond to appropriate questions.

Because your vote is advisory, it will not be binding upon the Audit Committee, overrule any decision made by the Audit Committee, or create or imply any additional fiduciary duty by the Audit Committee. The Audit Committee may, however, take into account the outcome of the vote when considering future auditor appointments.

Audit Fees and Services

The following table shows the fees paid or accrued by the Company for the audit and other services provided by Stegman & Company during fiscal years 2014 and 2013:

	2014	2013
Audit Fees	$191,537	$172,789
Audit-Related Fees	54,854	16,216
Tax Fees	15,265	16,569
All Other Fees	—	—
Total	$261,656	$205,574

Audit Fees incurred in fiscal years 2014 and 2013 include charges for the examination of our consolidated financial statements, quarterly reviews of financial statements, and the attestation of management’s report on internal control over financial reporting. Audit-Related Fees incurred in fiscal year 2014 and 2013 include charges mainly related to the audit of the 401(k) and profit sharing plan and comfort procedures related to the registration statement. Tax Fees incurred in fiscal years 2014 and 2013 include charges primarily related to tax return preparation. The Audit Committee has reviewed summaries of the services provided and the related fees and has determined that the provision of non-audit services is compatible with maintaining the independence of Stegman & Company.

Audit Committee Pre-Approval Policies and Procedures

The Audit Committee’s policy is to pre-approve all audit and permitted non-audit services, except that de minimis non-audit services, as defined in Section 10A(i)(1) of the Exchange Act, may be approved prior to the completion of the independent auditor’s audit. All of the 2014 and 2013 services described above were pre-approved by the Audit Committee.

PROPOSAL 3: ADVISORY VOTE ON EXECUTIVE COMPENSATION

Pursuant to Section 14A of the Exchange Act and the rules promulgated thereunder, our shareholders are entitled to cast an advisory vote to approve the Named Executive Officer’s compensation at least once every three years. This proposal, commonly known as a “Say-on-Pay” vote, gives our shareholders the opportunity to express their views on the Named Executive Officer’s compensation. In a vote held at the 2012 annual meeting of shareholders, our shareholders voted in favor of holding Say-on-Pay votes annually.

Our goal for the executive compensation program is to attract, motivate and retain a talented team of executives who will provide leadership for the Company’s success in dynamic and competitive markets. The section of this Proxy Statement entitled “COMPENSATION DISCUSSION AND ANALYSIS” contains the information required by Item 402 of Regulation S-K and discusses in detail our executive compensation program, the decisions made by the Compensation Committee during 2013, and the compensation that was earned by, awarded to or paid to the Named Executive Officers.

The Board and its Compensation Committee believe that our compensation policies and procedures are reasonable in comparison both to our peer group and to our performance during 2014. The Board of Directors and its Compensation Committee also believe that our compensation program strongly aligns executive officers with the interests of shareholders in the long-term value of the Company as well as the components that drive long-term value.

At the Annual Meeting, shareholders will be asked to adopt the following non-binding advisory resolution:

RESOLVED, that the compensation paid to the named executive officers of Shore Bancshares, Inc., as disclosed in its definitive proxy statement for the 2015 Annual Meeting of Shareholders pursuant to Item 402 of Regulation S-K, including in the section entitled “COMPENSATION DISCUSSION AND ANALYSIS,” is hereby approved.

Because this advisory vote relates to, and may impact, our executive compensation policies and practices, the Named Executive Officers have an interest in the outcome of this vote. However, it should be noted that your vote is advisory, so it will not be binding on the Board of Directors or its Compensation Committee, overrule any decision made by the Board or its Compensation Committee, or create or imply any additional fiduciary duty by the Board or its Compensation Committee. The Board and its Compensation Committee may, however, take into account the outcome of the vote when considering future executive compensation arrangements

REPORT OF THE AUDIT COMMITTEE

The Audit Committee has (i) reviewed and discussed our consolidated audited financial statements for fiscal year ended December 31, 2014 with our management; (ii) discussed with Stegman & Company, our independent registered public accounting firm, all matters required to be discussed by the statement on Auditing Standards No. 16, as amended (AICPA, Professional Standards, Vol. 1, AU §380), as adopted by the Public Company Accounting Oversight Board in Rule 3200T; and (iii) received the written disclosures and the letter from Stegman & Company required by applicable requirements of the Public Company Accounting Oversight Board regarding Stegman & Company’s communications with the Audit Committee concerning independence, and discussed with Stegman & Company its independence. Based on the foregoing review and discussions, the Audit Committee recommended to the Board of Directors that our consolidated audited financial statements for the year ended December 31, 2014 be included in our Annual Report on Form 10-K for the year ended December 31, 2014.

AUDIT COMMITTEE

By:	James A. Judge, Chair Blenda W. Armistead Frank E. Mason, II

ANNUAL REPORT TO SHAREHOLDERS

Our 2014 Annual Report has been made available to shareholders and is posted on our website at www.shorebancshares.com under the “Governance Documents” link. Additional copies of the 2014 Annual Report may be obtained without charge upon written request to W. David Morse, Secretary, Shore Bancshares, Inc., 18 East Dover Street, Easton, Maryland 21601.

The 2014 Annual Report shall not be deemed incorporated by reference in any filing under the Securities Act or the Exchange Act, whether made before or after the date hereof and irrespective of any general incorporation language in any such filing (except to the extent that we specifically incorporate this information by reference) and shall not otherwise be deemed “soliciting material” or “filed” with the SEC or subject to Regulation 14A or 14C, or to the liabilities of Section 18 of the Exchange Act (except to the extent that we specifically request that this information be treated as soliciting material or specifically incorporate this information by reference).

SHAREHOLDER PROPOSALS FOR THE 2016 ANNUAL MEETING

Any shareholder desiring to present a proposal pursuant to Rule 14a-8 of the Exchange Act to be included in the definitive proxy statement and voted on by the shareholders at the 2016 annual meeting of shareholders must submit a written proposal, including all supporting information, to the Company at its principal executive offices no later than November 13, 2015 (120 days before the date of mailing based on this year’s Proxy Statement date), and must meet all other requirements for inclusion in the proxy statement. As provided in the By-Laws, if a shareholder intends to present a proposal for business to be considered at the 2016 annual meeting of shareholders but does not seek inclusion of the proposal in the Company’s proxy statement for that meeting, then such proposal, including all supporting information, must be delivered to and received by the Company’s Secretary at our principal executive offices no earlier than January 30, 2016 and no later than March 1, 2016 (not more than 90 days nor less than 60 days before the first anniversary of the prior year’s annual meeting). Additional time constraints are applicable where the date of the Annual Meeting is changed. Proposals received by the Company outside of these timelines will be considered untimely. If a shareholder proposal is not timely received, then the proxies will be authorized to exercise discretionary authority with respect to the proposal.

OTHER BUSINESS

As of the date of this Proxy Statement, management does not know of any other matters that will be brought before the Annual Meeting requiring action of the shareholders. However, if any other matters requiring the vote of the shareholders properly come before the Annual Meeting, it is the intention of the persons named in the enclosed form of proxy to vote the proxies in accordance with the discretion of management. The persons designated as proxies will also have the right to approve any and all adjournments of the Annual Meeting for any reason.

SHAREHOLDERS SHARING THE SAME ADDRESS

The SEC has adopted rules that permit companies and intermediaries (such as brokers, banks and other nominees) to implement a delivery procedure called “householding.” Under this procedure, multiple shareholders who reside at the same address may receive a single copy of the Proxy Statement, the Annual Report and other proxy materials, unless the affected shareholder has provided contrary instructions. This procedure reduces printing costs and postage fees.

Under applicable law, if you consented or were deemed to have consented, your broker, bank or other intermediary may send only one copy of the Proxy Statement, the 2014 Annual Report, and other proxy materials to your address for all residents that own shares of Company common stock in street name. If you wish to revoke your consent to householding, you must contact your broker, bank or other intermediary. If you are receiving multiple copies of the Proxy Statement, the 2014 Annual Report, and other proxy materials, you may be able to request house holding by contacting your broker, bank or other intermediary. Upon written or oral request, we will promptly deliver a separate set of the Proxy Statement, the 2014 Annual Report or other proxy materials to any beneficial owner at a shared address to which a single copy of any of those documents was delivered. If you wish to request copies free of charge of the Proxy Statement, the 2014 Annual Report or other proxy materials, please send your request to W. David Morse, Secretary, at Shore Bancshares, Inc., 18 East Dover Street, Easton, Maryland 21601 or call the Company with your request at (410) 763-7800.

By Order of the Board of Directors,

Christopher R. Spurry
Chairman of the Board
March 13, 2015

APPENDIX A

Form of Proxy

SHORE BANCSHARES, INC.
28969 Information Lane, Easton, Maryland 21601
410-763-7800/Fax 410-763-8560

PROXY SOLICITED ON BEHALF OF THE BOARD OF DIRECTORS

The undersigned shareholder of Shore Bancshares, Inc. (the "Company") hereby appoints Lloyd L. Beatty, Jr. and James A. Judge, or either of them, the lawful attorneys and proxies of the undersigned, with full power of substitution, and hereby authorizes them to represent and to vote, as designated below, all shares of common stock of the Company held by the undersigned as of March 6, 2015 at the Annual Meeting of Shareholders called to convene on Wednesday, April 29, 2015, and any adjournment or postponement thereof, for the purposes identified on this proxy and with discretionary authority as to any other matters that may properly come before the Annual Meeting, including substitute nominees if any of the named nominees for director should be unavailable to serve for election in accordance with and as described in the Notice of Annual Meeting of Shareholders and Proxy Statement.

The Board of Directors recommends a vote "FOR ALL NOMINEES" in Proposal 1.

Class II (term expires 2017)
01 W. Moorhead Vermilye

☐ FOR ALL NOMINEES

Class III (term expires 2018)
01 David J. Bates
02 James A. Judge
03 Lloyd L. Beatty, Jr.

☐ WITHHOLD AUTHORITY FOR ALL NOMINEES

☐ FOR ALL EXCEPT (see instruction below)

INSTRUCTION: To withhold authority to vote for any individual nominee, mark "FOR ALL EXCEPT" and strike a line through that nominee's name in the list above.

The Board of Directors recommends a vote "FOR" in Proposal 2.

FOR ☐ AGAINST ☐ ABSTAIN ☐

I/WE ACKNOWLEDGE RECEIPT OF NOTICE OF THE 2015 ANNUAL MEETING OF SHAREHOLDERS

Date: ______________, 2015

____
Signature

A-1

A-2

SHORE BANCSHARES, INC.

Good things are happening here.™

BROADRIDGE CORPORATE ISSUER SOLUTIONS, INC.
P.O. BOX 1342
BRENTWOOD, NY 11717

VOTE BY INTERNET - www.proxyvote.com
Use the Internet to transmit your voting instructions and for electronic delivery of information up until 11:59 p.m. Eastern Time the day before the cut-off date or meeting date. Have your proxy card in hand when you access the web site and follow the instructions to obtain your records and to create an electronic voting instruction form.

ELECTRONIC DELIVERY OF FUTURE PROXY MATERIALS
If you would like to reduce the costs incurred by our company in mailing proxy materials, you can consent to receiving all future proxy statements, proxy cards and annual reports electronically via e-mail or the Internet. To sign up for electronic delivery, please follow the instructions above to vote using the Internet and, when prompted, indicate that you agree to receive or access proxy materials electronically in future years.

VOTE BY PHONE - 1-800-690-6903
Use any touch-tone telephone to transmit your voting instructions up until 11:59 p.m. Eastern Time the day before the cut-off date or meeting date. Have your proxy card in hand when you call and then follow the instructions.

VOTE BY MAIL
Mark, sign and date your proxy card and return it in the postage-paid envelope we have provided or return it to Vote Processing, c/o Broadridge, 51 Mercedes Way, Edgewood, NY 11717.

TO VOTE, MARK BLOCKS BELOW IN BLUE OR BLACK INK AS FOLLOWS:

M82336-P58986

KEEP THIS PORTION FOR YOUR RECORDS

DETACH AND RETURN THIS PORTION ONLY

THIS PROXY CARD IS VALID ONLY WHEN SIGNED AND DATED.

SHORE BANCSHARES, INC.

The Board of Directors recommends you vote FOR the following:

1. Election of Directors:

Nominees:			**For**	**Against**	**Abstain**
1a.	David J. Bates	Class III (term expires 2018)	☐	☐	☐
1b.	Lloyd L. Beatty, Jr.	Class III (term expires 2018)	☐	☐	☐
1c.	James A. Judge	Class III (term expires 2018)	☐	☐	☐
1d.	W. Moorhead Vermilye	Class II (term expires 2017)	☐	☐	☐

The Board of Directors recommends you vote FOR proposals 2 and 3.	**For**	**Against**	**Abstain**
2. Ratify the appointment of Stegman & Company as the Company's independent registered public accounting firm for 2015.	☐	☐	☐
3. Adopt a non-binding advisory resolution approving the compensation of the named executive officers.	☐	☐	☐

NOTE: Such other business as may properly come before the meeting or any adjournment thereof.

For address change/comments, mark here. ☐
(see reverse for instructions)

Please indicate if you plan to attend this meeting ☐ **Yes** ☐ **No**

Please sign exactly as your name(s) appear(s) hereon. When signing as attorney, executor, administrator, or other fiduciary, please give full title as such. Joint owners should each sign personally. All holders must sign. If a corporation or partnership, please sign in full corporate or partnership name by authorized officer.

Signature [PLEASE SIGN WITHIN BOX] Date

Signature (Joint Owners) Date

Important Notice Regarding the Availability of Proxy Materials for the Annual Meeting:
The Notice and Proxy Statement, Annual Report and Form 10-K are available at www.proxyvote.com.

M82337-P58986

SHORE BANCSHARES, INC.
Annual Meeting of Shareholders
April 29, 2015 11:00 AM
This proxy is solicited by the Board of Directors

The undersigned shareholder of Shore Bancshares, Inc. (the "Company") hereby appoints Frank E. Mason, III and Blenda W. Armistead, or either of them, the lawful attorneys and proxies of the undersigned, with full power of substitution, and hereby authorizes them to represent and to vote, as designated below, all shares of common stock of the Company held by the undersigned as of March 6, 2015 at the Annual Meeting of Shareholders called to convene on Wednesday, April 29, 2015, and any adjournment or postponement thereof, for the purposes identified on this proxy and with discretionary authority as to any other matters that may properly come before the Annual Meeting, including substitute nominees if any of the named nominees for director should be unavailable to serve for election in accordance with and as described in the Notice of Annual Meeting of Shareholders and Proxy Statement.

This proxy, when properly executed, will be voted in the manner directed herein. If no such direction is made, this proxy will be voted in accordance with the Board of Directors' recommendations.

Address Change/Comments: ____

____

(If you noted any Address Change and/or Comments above, please mark corresponding box on the reverse side.)

Continued and to be signed on reverse side